UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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EPAM Systems, Inc.

(Name of Registrant as Specified in its Charter)

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41 UNIVERSITY DRIVE, SUITE 202

NEWTOWN, PENNSYLVANIA 18940

April 27, 2017

To Our Stockholders:

You are cordially invited to attend our 2017 annual meeting of stockholders to be held Tuesday, June 6, 2017, at 10:00 a.m. EDT, in person at 41 University Drive, Newtown, Pennsylvania 18940 (the “Annual Meeting”).

If you owned our common stock at the close of business on April 10, 2017, you are entitled to vote on the matters which are listed in the Notice of 2017 Annual Meeting of Stockholders (the “Notice”). The Board of Directors recommends a vote FOR the proposals listed as Items 1, 2 and 3 in the Notice.

Your vote is important, regardless of the number of shares you own. Whether or not you plan to attend the Annual Meeting, I hope that you will vote as soon as possible to make sure your shares are represented.

Thank you for your continued support.

/s/ Arkadiy Dobkin
Arkadiy Dobkin President, Chief Executive Officer and Chairman of the Board

EPAM SYSTEMS, INC.

41 UNIVERSITY DRIVE, SUITE 202

NEWTOWN, PENNSYLVANIA 18940

(267) 759-9000

Notice of 2017 Annual Meeting of Stockholders

April 27, 2017

TIME AND DATE	10:00 a.m. EDT, on Tuesday, June 6, 2017

PLACE	41 University Drive, Newtown, Pennsylvania 18940

ITEMS OF BUSINESS

Item		Board Vote Recommendation
1.	To elect three (3) Class II directors to hold office for a three-year term or until their successors are elected and qualified.	FOR
2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2017.	FOR
3.	To approve, on an advisory and non-binding basis, the compensation for our named executive officers as disclosed in this Proxy Statement.	FOR
4.	To transact such other business as may properly come before the Annual Meeting.	N/A

RECORD DATE	The record date for the determination of the stockholders entitled to vote at the Annual Meeting, or any adjournments or postponements thereof, was the close of business on April 10, 2017.

INSPECTION OF LIST OF STOCKHOLDERS OF RECORD	A list of the stockholders of record as of April 10, 2017 will be available for inspection during ordinary business hours at our offices, 41 University Drive, Suite 202, Newtown, Pennsylvania 18940, for 10 days prior to the Annual Meeting, as well as at the Annual Meeting.

ADDITIONAL INFORMATION	Additional information regarding the matters to be acted on at the Annual Meeting is included in the accompanying proxy statement.

PROXY VOTING	PLEASE SUBMIT YOUR PROXY THROUGH THE INTERNET OR MARK, SIGN, DATE AND RETURN YOUR PROXY.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on June 6, 2017. The Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 are available at http://www.astproxyportal.com/ast/17464/.

By Order of the Board of Directors of EPAM Systems, Inc.:

/s/ Ginger L. Moiser
Ginger L. Mosier Senior Vice President, General Counsel and Corporate Secretary

PROXY STATEMENT

2017 ANNUAL MEETING OF STOCKHOLDERS

EPAM SYSTEMS, INC.

GENERAL INFORMATION

The Board of Directors (the “Board”) of EPAM Systems, Inc., a Delaware corporation (“we” or “EPAM”), is soliciting proxies to be used at the annual meeting of stockholders of EPAM to be held at our principal executive offices, located at 41 University Drive, Newtown, Pennsylvania 18940 on Tuesday, June 6, 2017, at 10:00 a.m. EDT and any postponement, adjournment or continuation thereof (the “Annual Meeting”).

This Proxy Statement and the accompanying notice and form of proxy are first being distributed to stockholders on or about April 27, 2017. The Board is requesting that you permit your common stock to be represented at the Annual Meeting by the persons named as proxies for the Annual Meeting.

The proxy solicitation materials, including the Notice of 2017 Annual Meeting of Stockholders, this Proxy Statement, our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, which includes our audited consolidated financial statements for the fiscal year ended December 31, 2016 (the “2016 Annual Report”) and the proxy card or voting instruction card (collectively, the “Proxy Materials”), are being furnished to the holders of our common stock, par value $.001 per share (the “Common Stock”), in connection with the solicitation of proxies by the Board for use in voting at the Annual Meeting. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the Annual Meeting. Please read it carefully.

The Proxy Materials are available at http://www.astproxyportal.com/ast/17464/ on or about April 27, 2017 to all stockholders entitled to vote at the Annual Meeting.

Notice of Internet Availability of Proxy Materials

As permitted by the rules of the Securities and Exchange Commission (the “SEC”), we are making the Proxy Materials available to our stockholders primarily electronically via the Internet rather than mailing printed copies of these materials to each stockholder. We believe that this process expedites stockholders’ receipt of the Proxy Materials, lowers the costs incurred by EPAM for the Annual Meeting and helps to conserve natural resources.

On or about April 27, 2017, we mailed a Notice of Internet Availability of Proxy Materials (the “Notice”) in the form of a mailing titled “Important Notice Regarding the Availability of Proxy Materials.” The Notice contains instructions on how to access the Proxy Materials, and how to vote on the Internet.

If you received the Notice by mail, you will not receive a printed copy of the Proxy Materials unless you request a printed copy, currently or on an ongoing basis. If you received a Notice by mail and would like to receive a paper or email copy of the Proxy Materials, follow the instructions on the Notice. Stockholders who requested paper copies of the Proxy Materials or previously elected electronic receipt did not receive a Notice and will receive the Proxy Materials in the format requested.

Newtown, Pennsylvania

April 27, 2017

QUESTIONS AND ANSWERS ABOUT

THE 2017 ANNUAL MEETING, THE PROXY MATERIALS AND VOTING YOUR SHARES

WHY AM I RECEIVING THESE MATERIALS?

Our Board has made the Proxy Materials available to you on the Internet or has delivered printed Proxy Materials to you in connection with the solicitation of proxies for use at the Annual Meeting. As a stockholder, you are invited to attend the Annual Meeting and are requested to vote on the items of business described in this Proxy Statement.

WHAT IS A PROXY?

Our Board is soliciting your vote at the Annual Meeting. You may vote by proxy as explained in this Proxy Statement. A proxy is your formal legal designation of another person to vote the stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card.

Ginger Mosier and Kate Pytlewski have been designated as proxies for the Annual Meeting.

WHAT PROPOSALS WILL BE VOTED ON AT THE ANNUAL MEETING?

There are three proposals that will be voted on at the Annual Meeting:

1.	To elect three (3) Class II directors specified in this Proxy Statement to hold office for a three-year term or until their successors are elected and qualified.

2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2017.

3.	To approve, on an advisory and non-binding basis, the compensation for our named executive officers as disclosed in this Proxy Statement.

HOW DOES THE BOARD RECOMMEND I VOTE?

Our Board unanimously recommends that you vote:

•	FOR election of the three nominated Class II directors specified in this Proxy Statement (Proposal 1).

•	FOR ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2017 (Proposal 2).

•	FOR approval, on an advisory and non-binding basis, of the compensation for our named executive officers as disclosed in this Proxy Statement (Proposal 3).

WHAT HAPPENS IF ADDITIONAL MATTERS ARE PRESENTED AT THE ANNUAL MEETING?

If any other matters are properly presented for consideration at the Annual Meeting, including, among other things, consideration of a motion to adjourn or postpone the Annual Meeting to another time or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named as proxy holders, Ginger Mosier and Kate Pytlewski, or either of them, will have discretion to vote on those matters in accordance with their best judgment, unless you direct them otherwise in your proxy instructions. We do not currently anticipate that any other matters will be raised at the Annual Meeting.

WHO CAN VOTE AT THE ANNUAL MEETING?

The Board established the record date for determining the stockholders entitled to vote at the Annual Meeting as April 10, 2017 (the “Record Date”). Stockholders of record at the close of business on the Record Date are entitled to vote at the Annual Meeting.

On the Record Date, 51,732,451 shares of our Common Stock were outstanding, and we had no other class of equity securities issued and outstanding. You are entitled to one vote for each share of Common Stock you own for each matter to be voted on at the Annual Meeting. As of the Record Date, holders of Common Stock are eligible to cast an aggregate of 51,732,451 votes at the Annual Meeting.

A list of the stockholders of record as of April 10, 2017 will be available for inspection at EPAM’s headquarters for 10 days prior to the Annual Meeting and will be available at the Annual Meeting.

WHAT CONSTITUTES A QUORUM?

A majority of our outstanding shares of Common Stock as of the record date must be present, in person or by proxy, at the Annual Meeting in order to conduct business. This is called a quorum. If there are not enough shares of Common Stock present both in person and by timely and properly submitted proxies to constitute a quorum, the Annual Meeting may be adjourned until such time as a sufficient number of shares are present. Both abstentions and broker non-votes are counted for the purpose of determining the presence of a quorum.

WHAT IS THE DIFFERENCE BETWEEN BEING A “STOCKHOLDER OF RECORD” AND A “BENEFICIAL OWNER” HOLDING SHARES IN STREET NAME?

Stockholder of Record: You are a “stockholder of record” if your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company LLC. The Proxy Materials are sent directly to a stockholder of record. A stockholder of record has the right to grant its proxy to vote directly to us or to vote via the Internet or in person at the Annual Meeting.

Beneficial Owner/Street Name: If your shares are held in a stock brokerage account or by a bank or other nominee (a “Broker”), you are considered the “beneficial owner” of shares held in street name and your Broker is considered the stockholder of record. Your Broker forwarded the Proxy Materials to you. As the beneficial owner, you have the right to direct your Broker how to vote your shares by completing the voting instruction form. Because a beneficial owner is not the stockholder of record, you are invited to attend the Annual Meeting, but you may not vote these shares in person at the Annual Meeting unless you obtain a “legal proxy” from the Broker that holds your shares, giving you the right to vote the shares at the Annual Meeting.

HOW DO I VOTE?

By Written Proxy: Stockholders of record can vote their shares by marking, signing and timely returning the proxy card.

By Internet Proxy: Stockholders of record can vote their shares via the Internet. The Notice contains instructions and the Internet website address in order to vote by Internet. The Internet voting procedure is designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly.

In Person: All stockholders of record may vote in person at the Annual Meeting. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instructions by mail or the Internet so that your vote will be counted if you later decide not to attend the Annual Meeting.

Shares Held in “Street Name”: If you are a beneficial owner because your shares of stock are held in “street name” (i.e. through a bank, broker or other nominee), you will receive voting instructions from the institutions holding your shares. The methods of voting will depend upon the institution’s voting processes. Please contact the institution holding your shares of stock for more information.

WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE PROXY CARD?

It means that your shares are registered differently or you have multiple accounts. Please vote all of these shares separately to ensure all of the shares you hold are voted.

IF I SUBMIT A PROXY BY PROXY CARD, INTERNET, OR MAIL, HOW WILL MY SHARES BE VOTED?

If you properly submit your proxy by one of these methods, and you do not subsequently revoke your proxy, your shares will be voted in accordance with your instructions. If you indicate a choice with respect to any matter to be acted upon on your proxy card, your shares will be voted in accordance with your instructions.

If you properly submit your proxy but do not give voting instructions, your shares will be voted in accordance with the recommendations of our Board of Directors.

WHAT IF I DO NOT SPECIFY HOW MY SHARES ARE TO BE VOTED?

Stockholders of Record: If you are a stockholder of record and you properly submit your proxy but do not give voting instructions, the persons named as proxies will vote your shares as follows: FOR the election of EPAM’s director nominees set forth in this Proxy Statement (Proposal 1); FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2017 (Proposal 2); and FOR the approval, on an advisory and non-binding basis, of the compensation of our named executive officers (Proposal 3). If you do not return a proxy, your shares will not be counted for purposes of determining whether a quorum exists and your shares will not be voted at the Annual Meeting.

Beneficial Owners: If you are a beneficial owner of shares held in street name and you do not provide specific voting instructions to your Broker within 10 days of the Annual Meeting, your Broker will be prohibited under the current rules of the New York Stock Exchange (“NYSE”) from voting your shares on “non-routine” matters. This is commonly referred to as a “broker non-vote.” The Election of Directors (Proposal 1) and the Advisory Vote on Executive Compensation (Proposal 3) are considered “non-routine” matters and therefore may not be voted on by your Broker absent specific instructions from you. The Ratification of Appointment of the Independent Registered Public Accounting Firm (Proposal 2) is considered a “routine” matter and therefore may be voted on by your Broker without instruction from you. We strongly encourage you to submit your voting instructions to your Broker and exercise your right to vote as a stockholder.

WHAT VOTE IS REQUIRED TO APPROVE EACH ITEM?

Item	Vote Required	Broker Discretionary Voting Allowed
Proposal 1 – Election of Class II Directors	Plurality of the votes of the shares of Common Stock entitled to vote and present in person or represented by proxy at the Annual Meeting	No

Proposal 2 – Ratification of the Appointment of Deloitte & Touche LLP as our Independent Registered Public Accounting Firm for our Fiscal Year Ending December 31, 2017	Majority of the votes of the shares of Common Stock entitled to vote and present in person or represented by proxy at the Annual Meeting	Yes

Proposal 3 – Advisory Vote to Approve Executive Compensation	Majority of the votes of the shares of Common Stock entitled to vote and present in person or represented by proxy at the Annual Meeting	No

With respect to Proposal 1, you may vote FOR all nominees, WITHHOLD your vote as to all nominees, or vote FOR any nominee(s) and WITHHOLD your vote for the other nominee(s). The three nominees receiving the most FOR votes will be elected. A properly executed proxy marked WITHHOLD with respect to the election of any nominee(s) will not be voted with respect to the nominee(s) indicated. Proxies may not be voted for more than three nominees for director and stockholders may not cumulate votes in the election of directors. If you abstain from voting on Proposal 1, the abstention will not have an effect on the outcome of the vote.

With respect to Proposals 2 and 3 you may vote FOR, AGAINST or ABSTAIN. If you ABSTAIN from voting on any of these Proposals, the abstention will have the same effect as an AGAINST vote.

CAN I CHANGE MY VOTE OR REVOKE MY PROXY?

If you are a stockholder of record, you may revoke your proxy at any time prior to the vote at the Annual Meeting. If you submitted your proxy by mail, you must file with EPAM’s Corporate Secretary a written notice of revocation or deliver, prior to the vote at the Annual Meeting, a valid, later-dated proxy. If you submitted your proxy via the Internet, you may revoke your proxy with a later Internet proxy. Attendance at the Annual Meeting will not have the effect of revoking a proxy unless you give written notice of revocation to the Corporate Secretary before the proxy is exercised or you vote by written ballot at the Annual Meeting. If you are a beneficial owner, you may change your vote by submitting new voting instructions to your Broker, or, if you have obtained a legal proxy from your Broker giving you the right to vote your shares, by attending the Annual Meeting and voting in person.

HOW WILL THE PROXIES BE SOLICITED?

We will pay the cost of soliciting proxies for the Annual Meeting. Proxies may be solicited by our regular directors, executive officers and employees, without additional compensation, in person, or by mail, courier, telephone, email or facsimile. We may also make arrangements with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons. We may reimburse such brokerage houses and other custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.

WHO WILL COUNT THE VOTES AND HOW CAN I FIND THE VOTING RESULTS OF THE ANNUAL MEETING?

Representatives of American Stock Transfer & Trust Company LLC, our inspectors of election, will tabulate and certify the votes. We plan to announce preliminary voting results at the Annual Meeting, and we will report the final results in a Current Report on Form 8-K, which we will file with the SEC shortly after the Annual Meeting.

WHAT IS AN ABSTENTION AND HOW WILL ABSTENTIONS BE TREATED?

An “abstention” is when a stockholder chooses to abstain or refrain from voting his or her shares on one or more matters presented for a vote. For the purpose of determining the presence of a quorum, abstentions are counted as present.

WHAT DO I NEED TO DO TO ATTEND THE ANNUAL MEETING?

If you plan to attend the Annual Meeting in person, you will need to bring proof of your ownership of Common Stock as of the close of business on April 10, 2017 (such as your proxy card or transfer agent statement). You will also be required to present an acceptable form of photo identification such as a passport or driver’s license. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

If you are a beneficial owner holding shares in “street name” through your Broker and you would like to attend the Annual Meeting, you will need to bring an account statement or other acceptable evidence of ownership of Common Stock as of the close of business on April 10, 2017. In order to vote at the meeting, you may contact your Broker in whose name your shares are registered and obtain a legal proxy from your Broker and bring it to the Annual Meeting.

WHAT ARE THE FISCAL YEAR END DATES?

Each of our fiscal years ends on December 31. This Proxy Statement provides information about the matters to be voted on at the Annual Meeting and additional information about EPAM and its executive officers and directors. Some of the information is provided as of the end of our 2014, 2015 or 2016 fiscal years and some information is provided as of a more current date.

WHERE CAN I GET AN ANNUAL REPORT?

Our 2016 Annual Report, including consolidated financial statements as of and for the year ended December 31, 2016, is being distributed to all stockholders entitled to vote at the Annual Meeting together with this Proxy Statement, in satisfaction of the requirements of the SEC.

In addition, this Proxy Statement and our 2016 Annual Report are available to you at no charge electronically at http://www.astproxyportal.com/ast/17464/.

Additional copies of the 2016 Annual Report are available at no charge upon written request. To obtain additional copies of the 2016 Annual Report, please contact us at EPAM Systems, Inc., 41 University Drive, Suite 202, Newtown, Pennsylvania 18940, Attention: Ginger Mosier, Senior Vice President, General Counsel and Corporate Secretary. The request must include a representation by the stockholder that as of our record date, April 10, 2017, the stockholder was entitled to vote at the Annual Meeting.

BOARD OF DIRECTORS

Our certificate of incorporation and bylaws provide that the Board will consist of no fewer than three and no more than nine persons and that the exact number of members of the Board will be determined from time to time by resolution of a majority of our entire Board. The Board currently consists of seven members.

The Board is divided into three classes, with each director serving a three-year term and one class being elected at each year’s annual meeting of stockholders. Stockholders are not entitled to cumulate votes in the election of directors and may not vote for a greater number of persons than the number of nominees named.

Upon recommendation of the Nominating and Corporate Governance Committee, the Board has nominated the three director nominees identified below for election as Class II directors at the Annual Meeting. These directors will hold office until the annual meeting of stockholders in 2020, or until their respective successors have been elected and qualified. The director nominees set forth below have consented to being named in this Proxy Statement as nominees for election as director and have agreed to serve as directors if elected.

Biographical information concerning the nominees and the current directors of the Board whose terms will continue after the Annual Meeting appears below. Ages are correct as of April 27, 2017.

Name	Age	Position	Class	Term Ends
Ronald P. Vargo	63	Non-Employee Director	II	2017

Peter Kuerpick	50	Non-Employee Director	II	2017

Jill B. Smart	57	Non-Employee Director	II	2017

Arkadiy Dobkin	56	Director, President and Chief Executive Officer	III	2018

Robert E. Segert	48	Non-Employee Director	III	2018

Karl Robb	54	Non-Employee Director	I	2019

Richard Michael Mayoras	54	Non-Employee Director	I	2019

Director Nominees (Class II Directors with Term Expiring at the Annual Meeting in 2017 and in 2020 if elected)

The Board nominees possess specific experience, qualifications, attributes or skills that led the Nominating and Governance Committee to the conclusion that such persons should serve as directors of EPAM, in light of our business and structure.

Ronald P. Vargo, 63, has served as a non-employee director of our Board since January 2012 and as Lead Independent Director since 2015. Mr. Vargo served as Executive Vice President and Chief Financial Officer of ICF International, Inc. (“ICF”) from April 2010 to May 2011. Prior to joining ICF, Mr. Vargo served as the Executive Vice President, Chief Financial Officer and as a member of the executive committee of Electronic Data Systems Corporation (EDS) from 2006 to 2008, and as Vice President and Treasurer of EDS from 2004 to 2006, when he was promoted to Co-Chief Financial Officer. Before joining EDS, Mr. Vargo was employed from 1991 to 2003 by TRW, Inc. (“TRW”), a former $17 billion global manufacturing and service company strategically focused on providing products and services with a high technology or engineering content to the automotive, space and defense markets. TRW was acquired by Northrop Grumman Corporation in 2002. Mr. Vargo served TRW in the positions of Vice President of Investor Relations and Treasurer from 1991 to 1994, then Vice President of Strategic Planning and Business Development from 1994 to 1999, and then Vice President of Investor Relations and Treasurer again from 1999 to 2002. Mr. Vargo serves as a director of Ferro Corporation and as a member of its audit committee, a position he has held since December 2009. Mr. Vargo holds a Masters of Business Administration in Finance and General Management from Stanford University and a Bachelor of Arts degree in Economics from Dartmouth College. Our Board believes Mr. Vargo’s 30-plus years of experience as a financial and business executive, and his experience serving as a member of the board of directors of another public company, provide him with the necessary skills to serve as a member of our Board and enable him to provide valuable insight to the Board regarding strategic, financial, compliance and investor relations issues.

Dr. Peter Kuerpick, 50, has served as a non-employee director of our Board since September 2014. Dr. Kuerpick has been Chief Platform Officer of HERE, the Open Location Platform company, since September 2016. Prior to joining HERE, Dr. Kuerpick served as Executive Vice President of Product House at Unify GmbH & Co. KG from May 2014 to September 2016. Prior to his position at Unify, Dr. Kuerpick worked as a freelance consultant for software companies and private equity companies. From 2011 to 2013, Dr. Kuerpick served as Executive Vice President Products at SAP AG, where he was responsible for major industry solutions. From 2005 to 2010, Dr. Kuerpick was a member of the executive team at Software AG, responsible for product management and research & development. From 1998 to 2005, he held various roles at SAP AG including Senior Vice President Netweaver Java Technology. In 1994, Dr. Kuerpick received the Heinz-Maier-Leibnitz Award of the German Ministry of Research and Science for his Ph.D. From 1995 to 1997, he completed his post-doctorate studies in the United States, working at the Kansas State University and the University of Tennessee, Knoxville. He holds a Ph.D. in Theoretical Physics and a Masters in Environmental Sciences from the University of Kassel. Our Board believes Dr. Kuerpick’s prior leadership roles in the IT industry, technology background in research & development and engineering, and European market experience enable Dr. Kuerpick to provide valuable insight to the Board regarding business strategy and industry trends.

Jill B. Smart, 57, has served as a non-employee director of our Board since July 2016. Since 2015, Ms. Smart has served as President of the National Academy of Human Resources, the organization where individuals and institutions of distinction are recognized for professional achievement by election as a “Fellow.” Ms. Smart spent over 33 years at global professional services company Accenture, including 10 years as Accenture’s Chief Human Resources Officer, before her retirement from Accenture in 2014. Prior to her HR management roles at Accenture, Ms. Smart held business integration consulting positions for clients in a variety of industries, focusing on integrating strategy, technology business processes, functional applications and human performance components. Ms. Smart is a Director at Alexander Mann Solutions, a London-based talent acquisition and management solutions organization, a Fellow and Director of the National Academy of Human Resources, a Fellow of the Human Resources Policy Institute, a member of the Personnel Roundtable and a member of the G100 Talent Consortium Advisory Board. In addition, Ms. Smart is a member of the Board of Trustees of the University of Illinois. Ms. Smart received an MBA from the University of Chicago and bachelor’s degree in business administration from the University of Illinois. Our Board believes Ms. Smart’s industry experience and human resources leadership expertise enables Ms. Smart to provide valuable insight to the Board regarding human capital, executive compensation and strategy.

Continuing Directors

Class III Directors with Terms Expiring at the Annual Meeting in 2018

Arkadiy Dobkin, 56, has served as Chairman of the Board, Chief Executive Officer and President since December 2002 and is one of our co-founders. After earning an MS in Electrical Engineering from the Belarusian National Technical University, Mr. Dobkin began his career in Minsk, Belarus, where he worked for several emerging software development companies. After immigrating to the United States in 1991, he held technical and leadership positions at Prudential Insurance, Colgate-Palmolive and SAP Labs. In 2015, Mr. Dobkin was inducted into the Ernst & Young World Entrepreneur of the Year Academy and to the elite Entrepreneur of the Year Hall of Fame. Our Board believes Mr. Dobkin’s experience as an IT professional and executive in the IT services industry coupled with his in-depth understanding of our global delivery model provide him with the necessary skills to serve as a member of our Board and will enable him to provide valuable insight to the Board and our management team regarding operational, strategic and management issues as well as general industry trends.

Robert E. Segert, 48, has served as a non-employee director of our Board since January 2012. He is currently non-executive Chairman of the Board for Aspect Software, the world’s leading enterprise cloud contact center and workforce optimization provider. Formerly, Mr. Segert served as President, Chief Executive Officer and a director of Expert Global Solutions, Inc., a global leader in the business process outsourcing (BPO) industry, leading the company through a significant re-positioning and successful merger with Alorica in June 2016. At the time of the merger EGS was a $1.1 billion leader in the customer relationship management services industry, with over 43,000 employees worldwide. From 2008 until its acquisition by OpenText Corp. in January 2014, Mr. Segert served as President and Chief Executive Officer and a director of GXS Worldwide, Inc. (GXS), a leading global provider of business-to-business e-commerce and data integration services that simplify and enhance business process integration, data quality and compliance, and collaboration among businesses. Prior to joining GXS in 2008, Mr. Segert spent 10 years at Electronic Data Systems Corporation (EDS), a $22 billion global technology services company, in various capacities, including leader of the Global Financial Products Industry, Chief Marketing Officer, General Manager of U.S. Financial Services and Managing Director of Corporate Strategy and Planning. He has also held roles at A.T. Kearney and Frito-Lay, Inc. Mr. Segert received a Bachelor of Science degree in Mechanical Engineering from Purdue University and a Master of Business Administration degree from Harvard Business School. Our Board believes Mr. Segert’s 15-plus years of experience as an executive in the business services and consulting industry provide him with the necessary skills to serve as a member of our Board and enable him to provide valuable insight to the Board regarding financial and investor relations issues.

Class I with Terms Expiring at the Annual Meeting in 2019

Karl Robb, 54, has served as a director of our Board since March 2004, and as a non-employee director since April 2015. Mr. Robb served as our Executive Vice President and President of EU Operations from March 2004 until his retirement in April 2015. Mr. Robb joined us when Fathom Technology, a Hungarian software development outsourcing company he co-founded, merged with EPAM. Mr. Robb has over 30 years of experience in the global software engineering and IT solutions industries, having worked more than 10 years in each of Western Europe, Eastern Europe and the United States. Our Board believes that Mr. Robb’s extensive experience in and knowledge of the IT services industry in North America and Europe, as well as his experience starting two software companies and his extensive service and responsibilities at EPAM prior to his retirement, provide him with the necessary skills to serve as a member of our Board. Our Board also believes this background enables Mr. Robb to provide valuable insight to the Board regarding strategy, business development, sales, operational and management issues, and general industry trends.

Richard Michael Mayoras, 54, has served as a non-employee director of our Board since January 2013. Mr. Mayoras served as President and Chief Executive Officer and as a member of the board of directors of RedPrairie Corporation from 2007 until its 2013 acquisition by JDA Software Group, Inc., at which time he became a member of the board of directors of JDA Software Group, Inc. until 2015. From 2004 to 2007, Mr. Mayoras held a number of executive roles at RedPrairie, including President, Americas, Executive Vice President, Implementation Services and Support, and Executive Vice President for Product Development. From 2001 to 2004, Mr. Mayoras was President of DigiTerra, a wholly owned subsidiary of CIBER, a publicly traded enterprise application and technology consulting company. Mr. Mayoras has more than 30 years of experience in the technology, consulting and software industries, having held several executive and senior management positions for various organizations. Mr. Mayoras serves as a member of the Board of Directors of Professional Datasolutions, Inc. and Vendavo, Inc., and on the Advisory Board of BuildDirect Technologies Inc. In 2012, he was named a “Provider Pro to Know” by Supply & Demand Chain Executive magazine. Our Board believes that Mr. Mayoras is qualified to serve as a director based on his prior executive leadership roles in the IT services industry and his experience and prior service as a member of the board of directors of technology companies, which enable him to provide valuable insight to the Board regarding financial and business strategy issues.

CORPORATE GOVERNANCE

The Board, which is elected by our stockholders, is responsible for directing and overseeing our business and affairs. In carrying out its responsibilities, the Board selects and monitors our top management, provides oversight of our financial reporting processes and determines and implements our corporate governance policies. The Board and management are committed to good corporate governance to ensure that we are managed for the long-term benefit of our stockholders, and we have a variety of policies and procedures to promote such goals.

Board Structure

Our certificate of incorporation and bylaws provide that the Board will consist of no fewer than three and no more than nine persons and that the exact number of members of our Board will be determined from time to time by resolution of an affirmative vote of a majority of our entire Board. The Board currently consists of seven members.

The Board is divided into three classes, with each director serving a three-year term and one class being elected at each year’s annual meeting of stockholders. As of the date hereof, the Class I directors are Karl Robb and Richard Michael Mayoras; the Class II directors are Ronald P. Vargo, Dr. Peter Kuerpick and Jill B. Smart; and the Class III directors are Arkadiy Dobkin and Robert E. Segert. The terms for the Class I, II and III directors end on the date of our 2019, 2017 and 2018 annual meetings of stockholders, respectively. If the Class II director nominees are elected at the 2017 Annual Meeting, their term will end on the date of our 2020 annual meeting of stockholders.

Board Leadership Structure

The Board recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure to provide independent oversight of management. The Board understands that the optimal Board leadership structure may vary as circumstances warrant. Consistent with this understanding, non-management directors consider the Board’s leadership structure on an annual basis.

The Board believes it is important to retain its flexibility to allocate the responsibilities of the offices of Chairman of the Board (the “Chairman”) and Chief Executive Officer in a way that is in EPAM’s best interests at a given point in time. The Board has determined that it is in the best interests of EPAM and our stockholders for both the positions of Chairman and Chief Executive Officer to be held by our co-founder, Arkadiy Dobkin, at this time. If circumstances change in the future, the Board may determine that these positions should be separated. This policy allows the Board to evaluate regularly whether EPAM is best served at any particular time by having the Chief Executive Officer or another director hold the position of Chairman. Our Board considers this issue carefully in light of the structure the Board believes will be in the best interests of EPAM and our stockholders.

The Board believes that Mr. Dobkin is best suited to serve as Chairman because, as our co-founder, he is the director most familiar with our business and industry, and can lead the Board in identifying and prioritizing our strategies and initiatives. The combined role fosters greater communication between the Board and management, and facilitates development and implementation of our Board-approved corporate strategy.

In April 2015, our Board established the position of Lead Independent Director, and appointed Ronald P. Vargo to serve in this role. Annually, the Nominating and Corporate Governance Committee recommends to the Board a candidate to fill this position, selected from among the independent members of the Board. The Board considers this recommendation and elects the Lead Independent Director. Mr. Vargo has been re-appointed to this position each year since his initial appointment. Our Lead Independent Director Charter sets out the specific responsibilities of this role, including Board leadership, meetings with independent directors, liaising with the Chairman, facilitating distribution of information to the Board and its committees, among other things. In addition, the non-management members of our Board meet periodically in executive session to discuss the effectiveness of our management, the quality of our Board meetings and any other issues or concerns.

We believe this current leadership structure is effective. Our non-management directors and management have different perspectives and roles in business and strategy development. Our independent directors bring experience, oversight and expertise from outside EPAM and both from within and outside our industry, while Mr. Dobkin and Mr. Robb offer specific Company and industry experience and expertise.

Board Role in Risk Oversight

The Board is responsible for oversight of EPAM’s risk management practices while management is responsible for the day-to-day risk management processes. This division of responsibilities is the most effective approach for addressing the risks facing EPAM, and our Board structure supports this approach.

The Board receives periodic reports from management regarding the most significant risks we face. In addition, the Audit Committee assists the Board in its oversight role by receiving periodic reports regarding EPAM’s risk and control environment. The Board’s other standing committees—Compensation and Nominating and Corporate Governance—oversee risks associated with their respective areas of responsibility. For example, the Compensation Committee considers the risks associated with our compensation policies and practices, with respect to both executive compensation and compensation generally, and the Nominating and Corporate Governance Committee has oversight responsibility for compliance with EPAM’s Corporate Governance Guidelines and Code of Business Conduct and Ethics. The Board is kept abreast of each committee’s risk oversight and other activities via reports of the committee chairmen to the full Board. These reports are presented at Board meetings and include discussions of committee agenda topics, including matters involving risk oversight.

The Board currently considers specific risk topics, including risks associated with our strategic plan, legal compliance and other operational activities. Further, management routinely informs the Board of developments that could affect our risk profile or other aspects of our business.

Board Meetings

The Board held eight meetings in fiscal year 2016. Each of our directors attended at least 75% of the total number of all meetings of the Board and committees on which the director served that were held during fiscal year 2016 while the director was a member of the Board.

Our independent directors meet regularly in executive session without management participation, as required by NYSE listing standards. Directors are expected to attend the meetings of the Board and of any committees on which the director serves and are encouraged, but not required, to attend our annual meetings of stockholders. All of our directors attended our annual meeting of stockholders in 2016.

Director Independence

The Board has determined that each of Peter Kuerpick, Richard Michael Mayoras, Robert E. Segert, Jill B. Smart and Ronald P. Vargo is an “independent director” within the meaning of the applicable NYSE rules. Accordingly, the Board determined that the majority of the directors on the Board are independent within the meaning of the applicable NYSE rules. In addition, the Board has determined that each of Dr. Kuerpick, Mr. Mayoras, Mr. Segert, Ms. Smart and Mr. Vargo is an “independent director” as defined by Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Board has also determined that pursuant to independence requirements applicable to compensation committee members as set forth in Rule 10C-1 of the Exchange Act (“Rule 10C-1”) and Section 303A.05 of the NYSE Listed Company Manual, each of Mr. Mayoras, Dr. Kuerpick, Mr. Segert and Ms. Smart is independent as defined in Rule 10C-1 and Section 303A.02(a)(ii) of the NYSE Listed Company Manual. In making its determinations, the Board considered, among other things, all transactions and relationships between each director or any member of his or her immediate family and EPAM and its subsidiaries and affiliates. See “Certain Relationships and Related Transactions and Director Independence.” There are no family relationships among any of our executive officers, directors or nominees for director.

Communications to the Board

Stockholders and other interested parties may communicate directly with our Lead Independent Director or our non-employee directors as a group by sending a written communication in an envelope addressed to: Board of Directors, Attention: Lead Independent Director, c/o General Counsel and Corporate Secretary at 41 University Drive, Suite 202, Newtown, Pennsylvania 18940.

Stockholders and other interested parties may communicate directly with the full Board by sending a written communication in an envelope addressed to: Board of Directors, c/o General Counsel and Corporate Secretary at 41 University Drive, Suite 202, Newtown, Pennsylvania 18940.

Our Audit Committee has established a process for communicating complaints regarding accounting or auditing matters. In order to submit a complaint, you may call our hotline at (267) 759-9000 ext. 58888 (internally) or (267) 685-6741 (externally). Any such complaints received or submitted are forwarded to the Audit Committee to take such action as may be appropriate.

Corporate Governance Guidelines and Code of Conduct

The Board has adopted a Code of Business Conduct and Ethics in accordance with applicable U.S. federal securities laws and the NYSE corporate governance rules that applies to all of our directors, officers and other employees, including our principal executive officer, principal financial officer and principal accounting officer. Any waiver of the Code of Conduct for directors or executive officers may be made only by the Board and will be promptly disclosed to our stockholders as required by applicable laws and NYSE rules. Amendments to the Code of Conduct must be approved by the Board and will be promptly disclosed (other than technical, administrative or non-substantive changes).

The Board has also adopted Corporate Governance Guidelines in accordance with NYSE corporate governance rules that serve as a flexible framework within which our Board and its committees operate. These guidelines cover a number of areas including: the size and composition of the Board; Board membership criteria and director qualifications; director responsibilities; Board agendas; roles of the Chairman, Chief Executive Officer and Lead Independent Director; meetings of independent directors; committee responsibilities and assignments; Board member access to management and independent advisors; director communications with third parties; director compensation; director orientation and continuing education; evaluation of senior management; and management succession planning.

The Code of Conduct and the Corporate Governance Guidelines are publicly available through the “Investors-Corporate Governance” section of our website at http://investors.epam.com. The information on our website is not incorporated by reference into this Proxy Statement or in our 2016 Annual Report. A copy will be provided in print without charge upon written request to our General Counsel and Corporate Secretary at 41 University Drive, Suite 202, Newtown, Pennsylvania 18940.

Committees of the Board

The Board uses committees to work on certain issues in detail. Each committee reports the progress and results of its meetings to the Board and makes recommendations to the Board when appropriate. The Board currently has three standing committees – an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each of our committees operates under a written charter that has been approved by our Board. The charters are reviewed annually by each respective committee, which recommends any proposed changes to our Board. The charters are available on the “Investors-Corporate Governance” section of our website at http://investors.epam.com and will be provided in print without charge upon written request to our General Counsel and Corporate Secretary at 41 University Drive, Suite 202, Newtown, Pennsylvania 18940. The information on our website is not incorporated by reference into this Proxy Statement or our 2016 Annual Report.

The primary responsibilities of each of our committees, as well as the current composition of our committees and the number of committee meetings held during 2016, are described below:

Audit Committee

The primary responsibilities of our Audit Committee include:	Committee Members:

• appoint, compensate, retain and oversee our independent auditors;	Ronald P. Vargo (Chairman) Robert E. Segert Richard Michael Mayoras
• pre-approve the independent auditors’ audit and non-audit services rendered, and recognize and prevent prohibited non-audit services;

• review the proposed scope and results of the audit;

•       review, in conjunction with the Chief Executive Officer and Chief Financial Officer of our Company, disclosure controls and procedures and internal control over financial reporting with the independent auditors and our financial and accounting staff

Number of Meetings in 2016: 8

• establish procedures for complaints received by us regarding accounting, internal accounting controls or auditing matters;

• oversee internal audit functions; and

• prepare the report of the Audit Committee that SEC rules require to be included in our annual proxy statement

The Audit Committee currently consists exclusively of directors who are financially literate, and each of the members of the Audit Committee is considered an “audit committee financial expert” as defined under Item 407(d)(5) of Regulation S-K. The Board has determined that each of the current members of the Audit Committee is an “independent director” within the meaning of the applicable NYSE rules and as defined by Rule 10A-3 of the Exchange Act.

Compensation Committee

The primary responsibilities of our Compensation Committee include:	Committee Members:

• review and recommend the compensation arrangements for executive officers, including the compensation for our Chief Executive Officer;	Richard Michael Mayoras (Chairman) Peter Kuerpick Robert E. Segert Jill B. Smart (beginning September 2016; Ronald P. Vargo served as a Committee Member until September 2016)
• identify corporate goals and objectives relevant to executive and director compensation;
• review, evaluate and recommend to the Board for approval, if applicable, any equity-based incentive plan;

•       retain or obtain the advice of a compensation consultant, legal counsel or other adviser in its sole authority and be responsible for the appointment, compensation, termination and oversight of the work of any such adviser that is retained;

•       delegate its authority to subcommittees or the chair of the Compensation Committee when it deems it appropriate and in our best interests and to delegate to one or more of our officers the authority to make grants and awards of stock rights or options to any of our non-Section 16 officers under our equity-based incentive plan as the Compensation Committee deems appropriate and in accordance with the terms of the plans;

Number of Meetings in 2016: 8

• consider the results of the most recent stockholder advisory vote on executive compensation; and

• prepare the report of the Compensation Committee to the extent required by SEC rules to be included in our annual proxy statement.

The Board has determined that each of the members of the Compensation Committee is an “independent director” within the meaning of the rules set forth in Rule 10C-1 and Section 303A.02(a)(ii) of the NYSE Listed Company Manual. The processes and procedures followed by our Compensation Committee in considering and determining executive compensation, including the use of consultants and other outside advisors, are described in “Compensation Discussion and Analysis.”

Nominating and Corporate Governance Committee

The primary responsibilities of our Nominating and Corporate Governance Committee include:	Committee Members: Robert E. Segert (Chairman) Richard Michael Mayoras Ronald P. Vargo
• identify and nominate members for election to the Board;
• recommend to the Board a candidate for the position of Lead Independent Director of the Board from among the independent members of the Board;

• develop and recommend to the Board a set of corporate governance principles and code of conduct applicable to our Company and to oversee compliance thereof; and	Number of Meetings in 2016: 5

• oversee the evaluation of the Board and management.

The Board has determined that each of the members of the Nominating and Corporate Governance Committee is an “independent director” within the meaning of the applicable NYSE rules.

Consideration of Director Nominees

Identifying and Evaluating Nominees for Directors. The Nominating and Corporate Governance Committee utilizes a variety of methods to identify and evaluate director nominees, including nominees recommended by stockholders, but has not at this time adopted any specific written procedures with respect thereto. The committee assesses the appropriate size of the Board from time to time. In the event that vacancies are anticipated or otherwise arise, the committee decides whether to fill such vacancies and, if so, considers various potential candidates. Candidates may come to the attention of the committee through current Board members, professional search firms engaged by the committee, stockholders or others. The committee reviews recommendations, evaluates biographical information and considers background material relating to potential candidates and, as appropriate, interviews selected candidates. These candidates may be evaluated at meetings of the committee and may be considered at any point during the year.

Stockholder Nominees. Our bylaws permit stockholders to nominate directors for consideration at our annual stockholder meeting. If any materials are provided by a stockholder in connection with the nomination of a director candidate, such materials are forwarded to the Nominating and Corporate Governance Committee. The committee’s policy is to consider properly submitted stockholder nominations. In evaluating all director nominations, the committee seeks to balance an individual’s knowledge, experience, capabilities, and compliance with the membership criteria established by our Corporate Governance Guidelines and the Nominating and Corporate Governance Committee. For a description of the procedures to be followed by stockholders to nominate directors for consideration at our annual stockholder meeting see “Stockholder Proposals for the 2018 Annual Meeting,” which is incorporated herein by reference.

Director Qualifications. At this time, neither the Board nor the Nominating and Corporate Governance Committee has established any minimum qualifications or skills for directors, however the Nominating and Corporate Governance Committee will apply the criteria set forth in our Corporate Governance Guidelines and consider a nominee’s judgment, diversity, skills, conflicts of interest, knowledge of our business and industry, experience in various geographies, background and experience in light of the Board’s challenges and the needs of the Board and its committees. The Nominating and Corporate Governance Committee also takes into account the independence, financial literacy and financial expertise standards as required under our Corporate Governance Guidelines, committee charters and applicable laws and regulations, and the ability of the candidate, in light of the candidate’s present activities and our Corporate Governance Guidelines, to devote the necessary time and attention to serving as a director and a committee member. The committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for, or necessarily applicable to, any prospective nominee. We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities. While we take into account diversity of background and experience, we do not have a formal policy that requires nominees to meet specific criteria.

OUR EXECUTIVE OFFICERS

Executive officers are appointed by the Board. The following table sets forth the names, ages and positions of our executive officers as of April 27, 2017:

Name	Age	Position
Arkadiy Dobkin	56	Chairman of the Board of Directors, President and Chief Executive Officer

Anthony Conte	45	Senior Vice President, Chief Financial Officer and Treasurer

Balazs Fejes	42	Senior Vice President, Co-Head of Global Business

Boris Shnayder	50	Senior Vice President, Co-Head of Global Business

Ginger Mosier	52	Senior Vice President, General Counsel and Corporate Secretary

Larry Solomon	52	Senior Vice President, Chief People Officer

Elaina Shekhter	47	Chief Marketing Officer

Information about Mr. Dobkin is provided under “Board of Directors” in this Proxy Statement. A brief biography for each of our other executive officers follows.

Anthony Conte, 45, is currently our Senior Vice President, Chief Financial Officer and Treasurer. On November 2, 2016, Mr. Conte submitted notice that he intends to resign his position with us effective in the third quarter of 2017, or at such earlier date determined by the Board following the appointment of his successor. Prior to his promotion to Chief Financial Officer and Treasurer in November 2013, he served as our Vice President-Finance, where he was instrumental in EPAM’s IPO, and as our Controller when he joined EPAM in 2006. Mr. Conte is a CPA with over 20 years of experience in finance, accounting, audit, international operations and strategic planning. Prior to joining EPAM, Mr. Conte spent five years in several senior finance roles within the McGraw Hill organization, last serving as Controller of its Platts business unit, a leading global provider of energy, petrochemicals, metals and agriculture information. Mr. Conte was also the finance manager for John Hancock’s International Operations, overseeing various established Asian subsidiaries and working to successfully launch a new Chinese subsidiary for the company. Mr. Conte started his career at Coopers and Lybrand in Boston and holds a B.S. in Accounting and an M.B.A. from Northeastern University.

Balazs Fejes, 42, became our Senior Vice President, Co-Head of Global Business in 2015 after serving as Senior Vice President, Global Head of Banking and Financial Services Business Unit since August 2012. From March 2004 to August 2012, Mr. Fejes served as EPAM’s Chief Technology Officer. Mr. Fejes joined us when Fathom Technology, a Hungarian software engineering firm, which he co-founded and for which he served as Chief Technology Officer, merged with us. Prior to co-founding Fathom Technology, Mr. Fejes was a chief software architect/line manager with Microsoft Great Plains (Microsoft Business Solutions). He also served as a chief software architect of Scala Business Solutions. Mr. Fejes has been employed as a consultant by Redlodge Holdings Limited, a consulting firm, since July 2007.

Boris Shnayder, 50, joined EPAM in July 2015 as our Senior Vice President, Co-Head of Global Business with a primary focus on Americas. In this role, he is responsible for EPAM’s entire book of business in the region. With over 20 years of experience in the IT and telecommunications industries, Mr. Shnayder brings both industry and global operations leadership. Prior to his role at EPAM, Mr. Shnayder served in a variety of roles at GlobalLogic, Inc. from 2007 to 2015, including Chief Delivery Officer, Senior Vice President, Head of Telecom & Healthcare and General Manager, and Vice President of Telecommunications. He also held senior software management positions at Motorola and Telcordia, managing teams throughout the United States, China, India and Russia. Mr. Shnayder received his MS degree in Mechanical Engineering from the Lyiv University in Ukraine.

Ginger Mosier, 52, is our Senior Vice President, General Counsel and Corporate Secretary. She has served the General Counsel role since March 2010 and as Corporate Secretary since January 2012. Ms. Mosier also served as our Assistant Corporate Secretary from May 2010 to January 2012. Prior to joining EPAM, Ms. Mosier spent approximately eight years in a variety of legal positions with Hewlett-Packard Company. In her last position, she served as senior counsel advising on global IT outsourcing deals and related services transactions. Prior to that, she advised a number of HP Software divisions as corporate counsel and was the legal representative for the HP Software Integration Office created for implementing the acquisition and integration of several software companies. Immediately prior to Hewlett-Packard, Ms. Mosier practiced corporate law at Drinker Biddle & Reath LLP. Ms. Mosier began her legal career at Baker & Daniels. Ms. Mosier holds a J.D., Magna Cum Laude, from Indiana University School of Law at Indianapolis where she was a member of the Indiana Law Review and a B.A. from Indiana University-Purdue University at Indianapolis.

Larry Solomon, 52, joined EPAM in October 2016 as our Senior Vice President, Chief People Officer, responsible for overseeing all aspects of talent management, talent acquisition, workforce planning and management, as well as other human resource related functions with EPAM globally. Prior to joining EPAM, Mr. Solomon held a number of leadership positions at Accenture beginning in 1986. His most recent responsibilities as Senior Managing Director and North America Operating Officer from 2013 to 2016 included overseeing and managing the full employee life cycle of all Accenture people in the United States and Canada, resource planning, recruitment, staffing and deployment, and performance management. Prior to that, he was Accenture’s Global COO of Human Resources from 2011 to 2013, with overall responsibility for human resources operations. Mr. Solomon received a bachelor’s degree in Business Administration from the State University of New York at Albany with a Finance/MIS major and Spanish language minor. He graduated with Magna Cum Laude distinction in 1986.

Elaina Shekhter, 47, is our Chief Marketing Officer (“CMO”), a position she assumed in March 2015. As CMO, Ms. Shekhter works to integrate a variety of functions that influence the strategy, positioning and global brand of the Company. Ms. Shekhter has been with EPAM since 2001 in a number of roles, including most recently as the Global Head of Business Development and prior to that as the Global Head of our Travel and Consumer Business Unit. Before joining EPAM, Ms. Shekhter was with the global hospitality and travel company Carlson Companies, in a number of operational and business development roles including Head of Retail and Entertainment for 24K, a spin-off of Carlson Marketing Group. Prior to Carlson, Ms. Shekhter was a Manager with Ernst & Young Consulting, specializing in CRM and analytics engagements. Ms. Shekhter holds an MS degree in Information Systems and BS/BA degrees in Economic Theory and Political Science from The American University. She is active in the software startup and emerging technology community and takes a special interest in sustainability and artificial intelligence initiatives.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of February 10, 2017, there were 51,184,697 shares of our Common Stock issued and outstanding. The following table sets forth certain information with respect to the beneficial ownership of our common stock for:

•	each of our directors and named executive officers individually;

•	all directors and executive officers as a group; and

•	each stockholder known by us to be the beneficial owner of more than 5% of our outstanding Common Stock.

We have calculated beneficial ownership in accordance with the rules of the SEC, and includes voting and investment power with respect to shares. Pursuant to the rules of the SEC, shares of Common Stock issuable pursuant to options currently exercisable or exercisable within 60 days of February 10, 2017, shares of Common Stock issuable upon settlement of restricted stock units, and restricted Common Stock are deemed to be outstanding for calculating the percentage of outstanding shares beneficially owned by the person holding those options, but are not deemed to be outstanding for computing the percentage of shares beneficially owned by any other person.

To our knowledge, except as indicated, the stockholders named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them, based on the information provided to us by such stockholders. Unless otherwise indicated, the address for each director and executive officer is c/o EPAM Systems, Inc., 41 University Drive, Suite 202, Newtown, Pennsylvania 18940.

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Number	Percent
Named Executive Officers and Directors
Arkadiy Dobkin (1)	2,778,141	5.43%
Anthony Conte (2)	58,308	*
Balazs Fejes (3)	151,060	*
Boris Shnayder (4)	37,507	*
Ginger Mosier (5)	34,007	*
Elaina Shekhter (6)	44,579	*
Larry Solomon	3,687	*
Peter Kuerpick	4,646	*
Richard Michael Mayoras	10,531	*
Karl Robb	2,044	*
Robert E. Segert	15,482	*
Jill B. Smart	1,585	*
Ronald P. Vargo	16,112	*
All executive officers and directors as a group (13 people)	3,157,689	6.17%
5% Stockholders
JPMorgan Chase & Co.(7)	3,920,143	7.66%
The Vanguard Group (8)	3,656,219	7.14%
FMR LLC (9)	3,077,817	6.01%
BlackRock, Inc. (10)	2,947,152	5.76%
Morgan Stanley (11)	2,646,152	5.17%

*	Denotes less than 1% of the shares of Common Stock beneficially owned.
(1)	Includes (i) 2,169,485 shares of Common Stock held directly by Mr. Dobkin; (ii) 95,256 shares of Common Stock issuable to Mr. Dobkin upon exercise of options exercisable within 60 days of February 10, 2017; and (iii) 513,400 shares of Common Stock held by the Arkadiy Dobkin GST Exempt Grantor Trust (the “Dobkin Grantor Trust”) for the benefit of Mr. Dobkin’s children, for which Mr. Dobkin’s spouse acts as the trustee. Mr. Dobkin may be deemed to have shared power to vote or to direct the vote, and shared power to dispose or to direct the disposition of the 513,400 shares held by the Dobkin Grantor Trust and identified as beneficially owned by him above. Mr. Dobkin disclaims beneficial ownership of the securities held by the Dobkin Grantor Trust except to the extent of his pecuniary interest therein.

(2)	Includes 45,602 shares of Common Stock issuable to Mr. Conte upon exercise of options exercisable within 60 days of February 10, 2017.
(3)	Includes 136,415 shares of Common Stock issuable to Mr. Fejes upon exercise of options exercisable within 60 days of February 10, 2017.
(4)	Includes 18,077 shares of Common Stock issuable to Mr. Shnayder upon exercise of options exercisable within 60 days of February 10, 2017.
(5)	Includes 26,054 shares of Common Stock issuable to Ms. Mosier upon exercise of options exercisable within 60 days of February 10, 2017.
(6)	Includes 32,649 shares of Common Stock issuable to Ms. Shekhter upon exercise of options exercisable within 60 days of February 10, 2017.
(7)	Information based on a Schedule 13G filed with the SEC on January 23, 2017. JPMorgan Chase & Co., a parent holding company, holds shares on behalf of: JPMorgan Chase Bank, National Association; J.P. Morgan Investment Management Inc.; J.P. Morgan Trust Company of Delaware; JPMorgan Asset Management (UK) Limited; J.P. Morgan International Bank Limited; J.P. Morgan (Suisse) SA; J.P. Morgan Private Investments Inc.; J.P. Morgan Securities LLC. The address of JPMorgan Chase & Co. is 270 Park Ave., New York, NY 10017.
(8)	Information based on a Schedule 13GA filed with the SEC on February 9, 2017. The Vanguard Group, a parent holding company, holds shares on behalf of Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd. The Vanguard Group has sole voting power over 91,156 shares and shared voting power of 4,600 shares, and has sole dispositive power over 3,559,671 shares and shared dispositive power over 96,548 shares. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.
(9)	Information based on a Schedule 13G filed with the SEC on February 14, 2017. FMR LLC, a parent holding company, holds shares on behalf of: FIAM LLC; Fidelity Institutional Asset Management Trust Company; Fidelity Management & Research (Hong Kong) Limited; FMR Co., Inc.; and Strategic Advisers, Inc. FMR LLC has sole voting power over 489,693 shares, and has sole dispositive power over 3,077,817 shares. The address of FMR LLC is 245 Summer Street, Boston, MA 02210.
(10)	Information based on a Schedule 13G filed with the SEC on January 24, 2017. BlackRock, Inc., a parent holding company, holds shares on behalf of: BlackRock (Luxembourg) S.A.; BlackRock (Netherlands) B.V.; BlackRock Advisors, LLC; BlackRock Asset Management Canada Limited; BlackRock Asset Management Ireland Limited; BlackRock Asset Management Schweiz AG; BlackRock Financial Management, Inc.; BlackRock Fund Advisors; BlackRock Institutional Trust Company, N.A.; BlackRock Investment Management (Australia) Limited; BlackRock Investment Management (UK) Ltd; BlackRock Investment Management, LLC. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.
(11)	Information based on a Schedule 13G filed with the SEC on February 10, 2107 jointly by Morgan Stanley and Morgan Stanley Investment Management Inc. Morgan Stanley and Morgan Stanley Investment Management Inc. have sole voting power over 1,835,787 shares and shared dispositive power over 2,646,152 shares. The address of each of Morgan Stanley and Morgan Stanley Investment Management Inc. is 1585 Broadway, New York, NY 10036.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE

Our Related Person Transaction Policy

The Board adopted a written policy with respect to related person transactions in January 2012. Under such related person transaction policy, a “Related Person Transaction” is any transaction, arrangement or relationship involving us in which a Related Person has a direct material interest. A “Related Person” is any of our executive officers, directors or director nominees, any stockholder beneficially owning in excess of 5% of our stock or securities exchangeable for our stock and any immediate family member of any of the foregoing persons.

Pursuant to such related person transaction policy, any Related Person Transaction must be approved or ratified by our Nominating and Corporate Governance Committee, the Board or a designated committee thereof consisting solely of independent directors (the “Reviewing Body”). In determining whether to approve or ratify a transaction with a Related Person, the Reviewing Body will consider all relevant facts and circumstances, including without limitation the commercial reasonableness of the terms, the benefit and perceived benefit, or lack thereof, to us, opportunity costs of alternate transactions, the materiality and character of the Related Person’s direct or indirect interest, and the actual or apparent conflict of interest of the Related Person. The Reviewing Body will not approve or ratify a Related Person Transaction unless it has determined that, upon consideration of all relevant information, such transaction is in, or not inconsistent with, the best interests of EPAM and our stockholders.

Transaction between EPAM and Unify GmbH & Co. KG

In October 2014, the Nominating and Corporate Governance Committee approved a proposed ordinary course commercial transaction between EPAM and Unify GmbH & Co. KG (“Unify”) for EPAM to provide IT services to Unify. Dr. Peter Kuerpick, a member of our Board of Directors and Compensation Committee, was Executive Vice President of Product House at Unify until August 2016. Dr. Kuerpick has not and will not receive any monetary amount in connection with this transaction. The Nominating and Corporate Governance Committee determined that the proposed transaction was in the best interests of EPAM and our stockholders, and authorized EPAM management to proceed with negotiating, agreeing and documenting the transaction with Unify on an arm’s length basis. The Nominating and Corporate Governance Committee also determined that the transaction would not impair Dr. Kuerpick’s status as an independent director or Compensation Committee member under the NYSE rules relating to independence. In March 2015, EPAM and Unify entered into an agreement for EPAM to provide IT services of the type we typically provide clients in the ordinary course. During 2015, EPAM invoiced approximately $4.8 million for services provided to Unify, and in 2016, EPAM invoiced approximately $3.6 million for services to Unify.

Indemnification Agreements

Our certificate of incorporation includes provisions that authorize and require us to indemnify our officers and directors to the fullest extent permitted under Delaware law, subject to limited exceptions. We have entered into separate indemnification agreements with our directors and executive officers. These agreements will require us to indemnify these individuals to the fullest extent permitted by applicable law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Director Independence

Further information on director independence is set forth in “Corporate Governance.”

Insider Trading Policy, Prohibition on Hedging and Transactions in Derivatives, Rule 10b5-1 Trading Plans

We have an insider trading policy that prohibits, among other things, our employees and directors from engaging in (i) any hedging transactions that are designed to hedge or speculate on any change in the market value of EPAM’s equity securities, (ii) trading in options or other derivatives involving EPAM’s stock, and (iii) pledging Company securities in any circumstance, including by purchasing company securities in margin or holding company securities in a margin account.

As of the Record Date, certain of our officers and directors were parties to Rule 10b5-1 trading plans. We do not undertake any obligation to report Rule 10b5-1 trading plans that are adopted, or may be adopted in the future, by any of our officers and directors, or to report any modifications or terminations of any publicly announced plan, except to the extent required by law.

REPORT OF THE AUDIT COMMITTEE

EPAM’s Board has adopted a written charter of the Audit Committee which details the role and responsibilities of the Audit Committee. The Audit Committee, among other things, appoints, retains and oversees EPAM’s independent registered public accounting firm; oversees internal audit functions; and reviews with management EPAM’s disclosure controls and procedures and internal control over financial reporting. The Audit Committee serves a Board-level oversight role in which it provides advice, counsel and direction to management and EPAM’s independent registered public accounting firm on the basis of the information it receives, discussions with management and the auditors, and the experience of the Audit Committee’s members in business, financial and accounting matters.

Management has primary responsibility for financial statements, accounting principles and internal control over financial reporting. EPAM’s independent registered public accounting firm is responsible for auditing EPAM’s financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States. The members of the Audit Committee are not professional auditors or accountants, and the functions of the Audit Committee are not intended to replicate, verify or certify management’s activities or those of EPAM’s independent registered public accounting firm. Moreover, the Audit Committee cannot certify that EPAM’s independent registered public accounting firm is “independent” under applicable rules and regulations.

In fulfilling its responsibilities, the Audit Committee met eight times during 2016. During those meetings, the Audit Committee:

•	Met with EPAM’s internal auditors and independent registered public accounting firm, Deloitte & Touche LLP, with and without management present, to discuss the overall scope and plans for their respective audits, the results of their examinations, their evaluations of internal control over financial reporting and the overall quality of financial reporting.

•	Reviewed and discussed with EPAM’s management and Deloitte & Touche LLP, for their respective purposes, the audited financial statements included in EPAM’s Annual Report on Form 10-K for 2016. The discussions included the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements and the Annual Report on Form 10-K for 2016.

•	Reviewed the unaudited interim financial statements and Forms 10-Q prepared each quarter by the Company.

•	Received management representations that the Company’s financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.

•	Reviewed and assessed the adequacy of the Audit Committee charter.

•	Reviewed and discussed with Deloitte & Touche LLP those matters required to be communicated by the standards of the Public Company Accounting Oversight Board (“PCAOB”), as well as critical accounting policies and practices, alternative accounting treatments, and other material written communications between management and Deloitte & Touche LLP, as required by Rule 2-07 of Regulation S-X under the Securities Exchange Act of 1934, as amended.

•	Discussed with Deloitte & Touche LLP all matters required to be discussed by PCAOB Auditing Standard No. 16, Communications with Audit Committees.

•	Discussed with Deloitte & Touche LLP matters relating to their independence and received and reviewed the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the PCAOB regarding Deloitte & Touche LLP’s communications with the Audit Committee concerning independence. The Audit Committee has considered whether the level of non-audit related services provided by Deloitte & Touche LLP and certain of its affiliates (collectively, the “Deloitte Entities”) is consistent with maintaining their independence.

•	Pre-approved all audit, other audit-related and tax services performed by the Deloitte Entities.

In addition to pre-approving the audit, other audit-related and tax services performed by the Deloitte Entities, the Audit Committee requests and reviews fee estimates for each proposed service. These fee estimates strengthen the oversight the Audit Committee exercises over EPAM’s independent registered public accounting firm. On a periodic basis, the Audit Committee reviews the status of service engagements and fees incurred year-to date against pre-approved service engagement scope and fee estimates.

Based on the review and discussions noted above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in EPAM’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, for filing with the SEC.

THE AUDIT COMMITTEE

Ronald P. Vargo, Chair
Robert E. Segert
Richard Michael Mayoras

COMPENSATION OF DIRECTORS

Compensation of Directors

The following table contains information about the fees and other compensation earned or paid to the members of the Board in the fiscal year ended December 31, 2016. Mr. Dobkin did not receive any compensation for his service as a director, and therefore is not included in the following table. The compensation received by Mr. Dobkin for his service to EPAM as President and Chief Executive Officer in 2016 is presented in “Executive Compensation.”

Director Compensation

Name	Fees Earned or Paid in Cash ($)		Stock Awards(1) ($)		Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)

Peter Kuerpick	$57,500	(2)	$75,037	(3)	—	—	—	—		$132,537
Richard Michael Mayoras	$81,000	(4)	$75,037	(3)	—	—	—	—		$156,037
Karl Robb	$50,000	(5)	$75,037	(3)	—	—	—	$47,000	(6)	$172,037
Robert E. Segert	$77,500	(7)	$75,037	(3)	—	—	—	—		$152,537
Jill B. Smart	$26,270	(8)	$100,014	(9)						$126,284
Ronald P. Vargo	$106,299	(10)	$75,037	(3)	—	—	—	—		$181,336

(1)	This column represents the aggregate grant date fair value of restricted stock granted to the directors in 2016, computed in accordance with FASB ASC Topic 718. For further information on how we account for stock-based compensation, please see Notes 1 and 14 to the consolidated financial statements included in EPAM’s 2016 Annual Report.
(2)	This represents a fee of $7,500 paid to Dr. Kuerpick for his service as a member of the Compensation Committee and $50,000 paid as an annual retainer for his service on the Board.
(3)	This represents an annual Board service grant of 985 shares of restricted stock to each of Messrs. Kuerpick, Mayoras, Robb, Segert and Vargo on June 7, 2016 that fully vests on June 7, 2017 (or, upon termination of service from the Board at any time, a portion of restricted shares will vest as of the date of such termination on a pro rata basis).
(4)	This represents a fee of $15,000 paid to Mr. Mayoras for his service as a chairman of the Compensation Committee; $10,000 paid for his service as a member of the Audit Committee; $6,000 paid for his service as a member of the Nominating and Corporate Governance Committee; and $50,000 paid as an annual retainer for his service on the Board.
(5)	This represents $50,000 paid to Mr. Robb as an annual retainer for his service on the Board.
(6)	Payment for consulting services performed by Mr. Robb pursuant to an independent contractor agreement with the Company.
(7)	This represents a fee of $10,000 paid for Mr. Segert’s service as chairman of the Nominating and Corporate Governance Committee; $10,000 paid for his service as a member of the Audit Committee; $7,500 paid for his service as a member of the Compensation Committee; and $50,000 paid as an annual retainer for his service on the Board.
(8)	This represents a fee of $2,221 paid to Ms. Smart for her service as a member of the Compensation Committee and $24,049 paid as an annual retainer for her service on the Board, each of which payments was prorated according to the number of days that Ms. Smart served on the Compensation Committee and the Board, respectively, in 2016. Ms. Smart commenced service as a director on July 8, 2016.
(9)	This represents an initial grant of 1,585 shares of restricted stock for Board service to Ms. Smart on July 8, 2016 that vests 25% on each of July 8, 2017, 2018, 2019 and 2020 (or, upon termination of service from the Board at any time, a portion of the restricted shares will vest as of the date of such termination on a pro rata basis).
(10)	This represents a fee of $20,000 paid for Mr. Vargo’s service as chairman of the Audit Committee; $5,299 paid for his service as a member of the Compensation Committee (prorated for number of days in which he served on the Compensation Committee in 2016); $6,000 paid for his service as a member of the Nominating and Corporate Governance Committee; $25,000 paid for his service as Lead Independent Director; and $50,000 paid as an annual retainer for his service on the Board.

During 2016, non-employee directors were compensated under the EPAM Systems, Inc. Non-Employee Directors Compensation Plan under which each of our directors who is not an employee of EPAM or any of our subsidiaries is eligible to receive an annual cash retainer (which the director may elect to receive in shares), committee and meeting fees, as well as an initial award of restricted stock upon joining the board, and annual grants of restricted stock. Directors who are employees of EPAM or any of our subsidiaries receive no compensation for serving as directors.

In April 2017, the Board adopted changes to its director compensation program to replace the grants of restricted shares with grants of restricted stock units, in the same dollar amounts. The Board also approved the EPAM Systems, Inc. Non-Employee Directors Deferral Plan (the “Deferral Plan”), which permits directors to defer receipt of shares of our common stock delivered upon conversion of restricted stock units until the July 15th immediately following their retirement from the Board, or in one to five annual installments following retirement from the Board. The Deferral Plan will permit the deferral of restricted stock units granted during or after 2017.

Unless the Board resolves otherwise or unless otherwise agreed to between EPAM and the Board, each non-employee director receives an annual retainer, with additional amounts paid to non-employee directors who attend (in person or telephonically, with different amounts applicable to each) more than 10 meetings of the Board, or more than 10 meetings of the same Committee on which such non-employee director serves in any calendar year. In addition, the Lead Independent Director, and the chairman and members of each committee of the Board of Directors each receives an additional fee.

In 2016, Compensation Committee reviewed the compensation components and levels for non-employee directors, taking into account the director compensation practices of industry and other peer companies among other factors. Based on this review, and to bring overall non-employee director compensation to a level that is closer with its peers (but still below peer average), the Compensation Committee recommended that the Board adopt, and the Board approved, increases to the annual cash retainer for Board service from $50,000 to $55,000 and the fair market value of the annual equity grant from $75,000 to $110,000, effective January 1, 2017.

The annual retainer and fee amounts for non-employee directors, our Lead Independent Director, committee members and committee chairs are as set forth below for 2016 and effective as of January 1, 2017.

	2016		As of January 1, 2017
Annual Retainer		$50,000		$55,000
Additional amounts for attending >10 meetings	$ $	2,000 (in person) 1,000 (telephonic)	$ $	2,000 (in person) 1,000 (telephonic)
Lead Independent Director – additional retainer		$25,000		$25,000
Chair:
Audit Committee		$20,000		$20,000
Compensation Committee		$15,000		$15,000
Nominating and Corporate Governance Committee		$10,000		$10,000
Committee Members (other than Chair):
Audit Committee		$10,000		$10,000
Compensation Committee		$7,500		$7,500
Nominating and Corporate Governance Committee		$6,000		$6,000
Dollar value of initial equity grant (vesting in equal amounts over four years)		$100,000 vesting in equal amounts over four years		$100,000 vesting in equal amounts over four years
Dollar value of annual equity grant (vesting on the first anniversary of grant)		$75,000		$110,000

Compensation Committee Interlocks and Insider Participation

The Compensation Committee’s members are Peter Kuerpick, Richard Michael Mayoras, Robert E. Segert and Jill B. Smart. Ronald P. Vargo served on the Compensation Committee until September 2016. No member of the Compensation Committee who served during 2016 is or was an employee during 2016, or is or ever has been an officer of our Company. None of our executive officers has served during 2016 on the board of directors of another public company with executive officers who serve as members of our Board. No member of the Compensation Committee who served during 2016 had any relationship requiring disclosure by us under Item 404 of Regulation S-K, except for Dr. Kuerpick (see “Certain Relationships and Related Transactions and Director Independence”). The Nominating and Corporate Governance Committee determined that the transaction between EPAM and Unify did not impair Dr. Kuerpick’s status as a Compensation Committee member under the NYSE rules relating to independence.

Compensation Committee Report

This report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or under the Exchange Act, except to the extent we specifically incorporate this report by reference, and shall not otherwise be deemed filed under such Acts.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth below with our management and the Compensation Committee’s independent consultant. Based on its review and discussions, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2016.

The Compensation Committee

Richard Michael Mayoras, Chair
Peter Kuerpick
Robert E. Segert
Jill B. Smart

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

This compensation discussion and analysis provides an overview of our executive compensation philosophy and the material elements of compensation earned by our named executive officers with respect to the year ended December 31, 2016.

EPAM relies on a talented leadership team to support EPAM’s objectives for sustainable growth, client service, and long-term stockholder value creation. Our executive compensation program is designed to motivate and reward our executive team by awarding compensation that emphasizes performance, while remaining flexible and responsive to changing business conditions. As EPAM continues to grow and mature, we will continue to annually review and periodically refine our executive compensation program to achieve our objectives.

2016 Corporate Performance Highlights

2016 represented another strong year for EPAM, moving us forward in several strategic and operational areas.

•	Revenue increased to $1.16 billion, a year-over-year increase of $246.0 million, or 26.9%.

•	Non-GAAP income from operations was $191.8 million, an increase of $33.1 million, or 20.9% compared to $158.7 million in 2015.

•	Our diluted EPS on a GAAP basis for 2016 increased to $1.87 from $1.62 in 2015, and non-GAAP diluted EPS rose to $2.90 from $2.47 in 2015.

•	EPAM’s stock price closed the year at $64.31, up more than 535% from our initial public offering price of $12.00 per share in February 2012.

See Appendix A to this Proxy Statement for a reconciliation of the non-GAAP financial measures that appear in the bullets above to the most directly comparable GAAP financial measures.

2016 Executive Compensation Highlights

Consistent with our strong performance and our philosophy for performance-based compensation, highlights in our compensation for named executive officers in 2016 included the following:

•	2016 total compensation for our named executive officers grew 0.4% as a group and on average from 2015, respectively (excluding Mr. Shnayder, who became a full time employee of EPAM in July 2015), reflecting our conservative approach to compensation generally.

•	2016 base salary for our named executive officers, both as a group and on average, increased 8% over 2015, balancing EPAM’s goal of managing fixed pay while retaining highly qualified leadership by providing a competitive level of base pay.

•	Executive bonuses for 2016 were, on average, 53% of base salary for our named executive officers, compared to 98% for 2015, continuing our focus on paying for performance as we achieved revenue growth amid a more challenging profitability environment than in prior years.

•	In determining cash bonuses for our named executive officers, the Compensation Committee used structured guidelines, as it did in 2015, with corporate performance weighted more heavily than individual performance.

•	2016 annual equity grants to our named executive officers were value-based and comprised of equally valued (at grant date) stock option and restricted stock unit awards, balancing retention and compensation incentives with reduced dilutive effect for our stockholders.

•	There were no increases to executive benefits to our named executive officers, who largely participate in the same broad-based programs provided to other employees, and we provided no perquisites to named executive officers.

•	Overall, the total compensation packages for our named executive officers continue to be significantly performance-based in the forms of bonuses heavily reflective of company performance and equity-based compensation tied to the performance of EPAM common stock.

Our executive compensation program reflects many best practices.

What We Do		What We Don’t Do

✓	Align our executive pay with performance	☒	No contracts with multi-year guaranteed salary increases or bonus arrangements

✓	Appropriately balance short- and long-term incentives	☒	No excise tax gross-ups upon a change of control

✓	Provide for “double trigger” change of control vesting for all equity grants under our 2015 Long Term Incentive Plan	☒	No “single trigger” change of control vesting for equity awards

✓	Award equity grants which vest over a four-year term	☒	No “golden parachutes” or change of control payments

✓	Hold an annual “say on pay” advisory vote	☒	No supplemental executive retirement plan or supplemental pension benefits

✓	Implement meaningful stock ownership guidelines for executives, members of senior management and directors	☒	No repricing of equity awards without stockholder approval

✓	Maintain a clawback policy that covers all performance-based compensation made to executive officers	☒	Hedging, pledging, and speculative transactions in our securities by our executive officers, employees and directors are prohibited by our policies

✓	Retain and utilize an independent compensation consultant to advise the Compensation Committee

Our stock ownership guidelines apply to executive officers, directors, and certain other key EPAM personnel. Our Chief Executive Officer is required to own shares of EPAM Common Stock with a value equal to 10 times his base salary, and Mr. Dobkin complies with this guideline, as evidenced by his beneficial ownership of over 5% of EPAM’s Common Stock as set forth under “Security Ownership of Certain Beneficial Owners and Management.” Other executive officers of EPAM (including our named executive officers), our directors, and other key EPAM personnel each must own shares of our Common Stock with a value equal to two times his or her base salary, four times his or her annual retainer, and one and a half times his or her base salary, respectively. These individuals are required to satisfy the stock ownership guidelines within five years from the date he or she becomes subject to the guidelines.

Our clawback policy, administered by the Compensation Committee, provides that all performance-based compensation made to executive officers may be subject to recoupment, or “clawback,” if the Compensation Committee determines that intentional misconduct or gross negligence of an executive officer was a material contributing factor to EPAM being required to undertake a material restatement of its financial statements filed with the SEC.

EPAM’s relationship with our stockholders is critical to our success. We endeavor to ensure that management and our Board hear, understand and respond to issues of importance to our stockholders, including executive compensation matters. We hold an advisory vote on executive compensation annually, as required by Section 14A of the Exchange Act and Rule 14a-20 thereunder, so at this Annual Meeting, we are asking stockholders to make an advisory vote to approve executive compensation. While the advisory vote on executive compensation is non-binding, the Board and the Compensation Committee will carefully assess the voting results and may consult with our stockholders to better understand any issues or concerns raised through the advisory vote. See “Proposal 3: Advisory Vote to Approve Executive Compensation.” At our 2016 annual meeting of stockholders, approximately 94% of votes cast by our stockholders were in favor of approving the 2015 compensation of our named executive officers. Following the 2016 annual meeting of stockholders, the Compensation Committee reviewed the results of the advisory vote of stockholders approving executive compensation. The Compensation Committee continues to refine and adjust the overall executive compensation program to ensure continued alignment with stockholder interests, including pay for performance and delivering long-term value and sustained growth.

Our Named Executive Officers

Our named executive officers consist of our principal executive officer, our principal financial officer and our three other most highly compensated executive officers as of December 31, 2016. For 2016, our named executive officers and their positions during that period were:

•	Arkadiy Dobkin, President and Chief Executive Officer (our “CEO”)

•	Anthony Conte, Senior Vice President, Chief Financial Officer (our “CFO”) and Treasurer

•	Balazs Fejes, Senior Vice President and Co-Head of Global Business

•	Boris Shnayder, Senior Vice President and Co-Head of Global Business

•	Elaina Shekhter, Chief Marketing Officer

As described below, on November 2, 2016, Anthony Conte indicated that he intends to resign as the Company’s Senior Vice President, Chief Financial Officer and Treasurer, effective in the third quarter of 2017, or on an earlier date determined by the Board, following the appointment of his successor. On March 29, 2017, EPAM announced Jason Peterson was joining the Company, effective on or about April 5, 2017, to replace Mr. Conte. As part of an orderly transition, Mr. Peterson will succeed Mr. Conte as the Company’s Chief Financial Officer immediately after the filing of the Company’s Quarterly Report on Form 10-Q for the period ending March 31, 2017. In the interim period beginning April 5, 2017 until he assumes the Chief Financial Officer role, Mr. Peterson is serving as Senior Director – Finance. Mr. Peterson will also succeed Mr. Conte as the Company’s designated principal financial officer for SEC reporting purposes. Mr. Conte will remain in an advisory role until on or about August 10, 2017, and will work closely with Mr. Peterson during this time. See “Other Employment Arrangements” below.

Compensation Philosophy and Objectives

We believe that the value we deliver to our customers, and ultimately to our stockholders, depends in large part upon the quality and capability of our people. We seek to attract, motivate, develop and retain quality executives who will increase long-term stockholder value. Our philosophy is to provide total compensation to each of our named executive officers that is commensurate with his or her position and experience, largely in the form of annual cash incentives and long-term equity incentives aligned with the interests of our stockholders. We expect each of our executives to balance the risks and related opportunities in the performance of his or her duties, while adhering to EPAM’s high standards of doing business. We reward exceptional performance and demonstrated commitment to EPAM. We believe that the senior leadership provided by our named executive officers is paramount to EPAM successfully achieving its strategic plans.

We use a mix of short-term compensation, in the form of base salaries and cash bonuses, and long-term compensation, in the form of equity awards, as the total compensation structure to meet these objectives. Our named executive officers may also participate in retirement and/or health benefits available to employees generally. This compensation program serves to complement the strong alignment our named executive officers have with our stockholders because of the equity interests our named executive officers have in EPAM, and our stock ownership guidelines strengthen this alignment.

Each of the components of our compensation program has its own objective and alignment with stockholder value creation, as set forth below.

Component	Objective	Alignment with Stockholder Value Creation

Short-Term Compensation

Base Salary	Provide a base amount of fixed compensation to attract and retain highly qualified executive leadership Reflects individual seniority, skills, prior experience, scope of responsibility	Salary levels and year-over-year increases set at appropriate, but generally conservative, levels to manage fixed pay

Cash Bonus	Reward executives for a combination of strong Company and individual performance and contributions to Company success	Potential bonus pool determined for all eligible employees, including named executive officers, with rewards linked to a combination of Company operational and financial results as well as individual performance and collaboration

Long-Term Compensation

Equity Awards (for 2016, the equity awards granted to our named executive officers consisted of 50% stock options and 50% restricted stock units, based on grant date fair value of the awards)	Provide multiple equity vehicles to reward stock price appreciation and serve as a retention tool for highly qualified executive leadership Reward executives for long-term success	Ultimate value of equity awards based on sustained, long-term EPAM stock performance

Other Components

Benefits and Perquisites	Lack of perquisites for executives promotes EPAM’s egalitarian approach and culture	Perquisites generally not provided Broad-based, non-discriminatory benefit plans available to executives as well as employees

Post-employment Compensation	Lack of pension plans, retiree benefits and other post-employment benefits keeps fixed compensation costs conservative

No severance program or employment agreements, except in limited circumstances as described in “Other Employment Arrangements” below

Double-trigger change of control requirements for acceleration of unvested equity awards (with no acceleration of unvested RSUs awarded prior to 2015)

2016 Compensation Components

The graphics below show the components of our CEO’s and other named executive officers’ compensation relative to each other. As these charts demonstrate, a substantial amount of our CEO’s and other named executive officers’ overall compensation for 2016 has value linked to the long-term stock performance of EPAM. This underscores our dedication to ensuring our executives’ interests align with those of our stockholders.

Compensation-Setting Process

Role of the Board and Compensation Committee

The Compensation Committee of the Board is responsible for developing, implementing and administering our compensation policies, including salaries, bonuses and equity incentive compensation. In considering and making executive compensation decisions, the Compensation Committee retains the services of an independent executive compensation consultant, Pay Governance. The Compensation Committee consists entirely of independent directors pursuant to applicable NYSE rules.

The Compensation Committee operates under a written charter adopted by the Compensation Committee and approved by the Board. The authority of the Compensation Committee pursuant to the terms of its charter is described in “Corporate Governance —Committees of the Board—Compensation Committee.” Pursuant to its charter, the Compensation Committee may delegate authority when it deems appropriate and in the best interests of EPAM, including the authority to grant stock rights or options to any person other than an “officer” within the meaning of Section 16 of the Exchange Act under EPAM’s incentive compensation or other equity-based plans. Based on this authority, the Compensation Committee has delegated to our CEO the authority to make equity grants to employees other than our Section 16 “officers” and certain key senior management personnel from a preauthorized pool of shares for such grants. To comply with Rule 16b-3 under the Exchange Act, the full Board or a committee of our directors who qualify as “non-employee directors” pursuant to Rule 16b-3 approves equity incentive compensation for our named executive officers on the recommendation of the Compensation Committee.

The Compensation Committee uses its judgment as well as the recommendations of our CEO (except as to himself) and the advice and analyses provided by the compensation consultant engaged by the Compensation Committee to determine the appropriate amount and mix of compensation for each named executive officer. There is no pre-established formula to determine the total compensation or any specific compensation component for any named executive officer. For equity-based incentive compensation, the timing, amount and form of awards under our equity-based plans are made at the discretion of the Board based on recommendations of our CEO (except as to himself). Beginning in 2015, the Board and Compensation Committee changed its award methodology to award equity grants based on grant date fair value, rather than the number of shares underlying awards. This approach has a less dilutive effect on our stockholders and ensures that compensation levels remain appropriate.

Role of Management

In his role as CEO, Mr. Dobkin provides substantial input in determining compensation paid to our named executive officers (other than for himself). The Compensation Committee meets periodically with Mr. Dobkin, and beginning in October 2016, Larry Solomon, our Senior Vice President and Chief People Officer, to address executive compensation matters, including the rationale for our compensation programs and the effectiveness of the programs in achieving our compensation objectives. Annually, as part of our normal process, Mr. Dobkin reviews with the Compensation Committee the performance of the named executive officers (other than himself) and recommends to the Compensation Committee changes in base salary, cash bonuses and equity awards, including proposals on the overall value and mix of stock options and restricted stock units, for each other named executive officer. Based on this process, the Compensation Committee determines the base salary and cash bonus, and recommends to the full Board any equity grants for named executive officers other than the CEO. For Mr. Dobkin, the Compensation Committee evaluates his performance and, based on this evaluation, determines his base salary and bonus and recommends his equity compensation to the Board. Mr. Dobkin is not present at the portion of such meetings where the Compensation Committee or the Board reviews his compensation.

Role of the Compensation Consultant

The Compensation Committee engaged Pay Governance LLC (“Pay Governance”) in December 2012 and continued to use its services as independent compensation consultant during 2016. At the Compensation Committee’s request, Pay Governance prepared analyses and reports on market pay for named executive officers, a competitive study on director compensation, share usage analyses, and information on trends and policies relating to compensation. In addition, Pay Governance provided advice on the Compensation Discussion and Analysis included in this Proxy Statement. Pay Governance attends meetings as appropriate at the invitation of the Compensation Committee, and meets with our management from time to time to collect compensation data and information about the business. To ensure the independence of Pay Governance, the Compensation Committee annually reviews its work and relationship. During 2016, Pay Governance did not perform any other services for EPAM or any of its affiliates and the Compensation Committee concluded that there was no conflict of interest within the meaning of Section 10C-1 of the Exchange Act affecting Pay Governance’s independence.

Factors Considered in Determining Compensation

The Compensation Committee reviews executive compensation levels for the named executive officers annually to ensure that they remain competitive, on the whole, within our industry. The overall value of the compensation package for a named executive officer is determined by the Compensation Committee in consultation with the CEO (except as to himself). The Compensation Committee and the CEO (except as to himself) consider the overall performance of EPAM, as well as subjective factors including the individual performance of each named executive officer and the named executive officer’s contributions to EPAM achievements. The Compensation Committee also considers information provided by Pay Governance in making its compensation decisions.

In 2013, we developed a compensation peer group to help understand pay levels, pay design and policies for similarly sized publicly traded companies. Since there are relatively few direct competitors of similar size to us, we instead developed a peer group comprised of technology companies of similar revenue and market cap size to EPAM, which generally have had strong historical revenue growth rates (see box to the right). This list is subject to change each year depending on the availability of the companies’ data and the continued appropriateness of the companies in terms of revenue and market cap size relative to EPAM and other factors. The Compensation Committee reviews the criteria, adjusts, if appropriate, and confirms the companies included in the peer group annually.

Our Industry Peer Companies

Acxiom Corporation.

Akamai Technologies, Inc.

Blackbaud, Inc.

Fortinet, Inc.

Mentor Graphics Corporation

Microstrategy Incorporated

Netsuite, Inc.

Pegasystems, Inc.

Perficient, Inc.

Solera Holdings, Inc.

SS&C Technologies Holdings, Inc.

Syntel, Inc.

Verint Systems, Inc.

Virtusa Corporation

The Compensation Committee and management use peer group information to better understand the external marketplace; however, industry peer information is not the only factor used to determine executive pay levels. The Compensation Committee and our management consider multiple factors including experience, contribution and past compensation in addition to the peer group information.

Elements of Compensation

The fundamental elements of our compensation program are fixed compensation, variable compensation, long-term equity incentives, and other broad-based benefits. Although we expect these to remain the elements of our compensation program going forward, the relative weighting of each element and specific plan and award designs may evolve. We have selected these elements as the principal components of our executive compensation program because we have found them to be effective in recruiting, retaining and motivating our named executive officers within the context of our business and operating environment.

Each named executive officer’s compensation package is individually tailored and is intended to encourage executive performance that supports our organizational strategy. When setting the amount of compensation to be awarded to our named executive officers (other than our CEO) in a given year, the Compensation Committee considers the recommendations of our CEO, as well as the relative proportion of total compensation delivered on a current and long-term basis and in the form of cash and equity prior to making changes to compensation levels (or, in respect of equity compensation, recommending changes and awards to the Board for approval). The Compensation Committee follows this same process with respect to our CEO’s overall compensation package, except for the consideration of our CEO’s recommendations. Consistent with prior years, our focus in 2016, as a growth-oriented company, was on Company and individual performance rather than measurement against pre-determined performance metrics for all of our named executive officers. The Compensation Committee and the Board continue to evaluate the compensation components, the mix of long- and short-term compensation, and decision-making processes for performance bonuses and equity awards to ensure we are incentivizing our leadership and rewarding performance and creation of stockholder value. The Compensation Committee and the Board may make changes to our compensation setting processes or the criteria for our named executive officers to receive certain elements of compensation in 2017 or future years.

Fixed Compensation

Fixed compensation, in the form of base salary (or, in a limited instance, fixed consulting fees), is used to attract and retain our named executive officers. Base salary and incremental changes to base salary are determined using comparisons with industry peers and other relevant factors including the seniority of the executive, the functional role of the position, the executive’s unique skills and prior experience, the executive’s responsibility level, and other subjective performance criteria for each executive. In addition to these factors, the Compensation Committee also considered the findings of Pay Governance in making its base salary determinations for fiscal year 2016. Salaries for named executive officers other than the CEO are recommended by the CEO and approved by the Compensation Committee annually as part of normal procedures. The Compensation Committee determines the fixed compensation of our CEO. Changes to fixed compensation, if any, result primarily from individual performance and/or Company achievements.

Variable Compensation

Variable compensation, in the form of cash bonuses, is intended to be a meaningful component of our named executive officers’ total compensation package. The amount of variable compensation to be awarded to our named executive officers, if any, is determined by the Compensation Committee. With respect to our named executive officers other than our CEO, the Compensation Committee takes the recommendations of our CEO and the performance of the Company into account in determining the amount of variable compensation awards. The Compensation Committee determines the amount of any annual bonus for our CEO.

We have an annual bonus pool that we use to provide cash incentive compensation to our employees generally (including our named executive officers). The Board of Directors and management determine the total amount of incentive compensation available in this bonus pool, taking into account our financial and operational performance for the year.

For 2016 bonuses, our Compensation Committee used guiding principles to determine the annual bonuses for our senior management team, including our named executive officers, with greater weight applied to Company performance relative to individual contributions to Company results.

Our Compensation Committee established a target bonus for 2016 for each of our named executive officers. The Compensation Committee determined the overall funding of the 2016 bonus pool, the Company’s 2016 revenue and non-GAAP income from operations results in light of an aggressive internal strategic plan. After establishing the bonus pool, the Compensation Committee considered both corporate performance and individual performance for each of our named executive officers and applied its discretion in determining the ultimate bonus payments. Each named executive officer’s target bonus (both in dollar value and as a percentage of annualized base salary), and actual 2016 bonus payment is set forth in the table below. The Committee’s determination to pay bonuses at less than the targeted amount primarily resulted from the more challenging profitability environment we faced, which led to a smaller overall bonus pool for distribution. See Appendix A to this Proxy Statement for a reconciliation of the non-GAAP financial measures that appear above under “2016 Corporate Performance Highlights” to the most directly comparable GAAP financial measures.

	2016 Target Bonus		2016 Bonus (actual)
	$	% of base salary (annualized)	$	% of base salary (annualized)
Arkadiy Dobkin	$562,500	125%	$222,833	50%
Anthony Conte	$300,000	94%	$166,988	52%
Balazs Fejes	$350,000	108%	$176,138	55%
Boris Shnayder	$250,000	96%	$125,813	48%
Elaina Shekhter	$250,000	96%	$139,156	54%

Long Term Equity Incentives

In June 2015, our stockholders approved our 2015 Long Term Incentive Plan (the “2015 Plan”), which permits us to grant stock options, restricted stock, restricted stock units and other types of equity awards to EPAM personnel, including our named executive officers, as the Compensation Committee (or for grants to our named executive officers, the Board) deems appropriate.

The Compensation Committee or the Board, as applicable, generally awards long-term equity incentives to our named executive officers annually based on Company performance and a subjective consideration of individual performance. These equity awards generally occur in the first quarter of each year and vest in equal annual installments over a four-year period commencing on the grant date. In addition to annual grants of equity-based awards, awards under the 2015 Plan may be made in connection with the start of employment, or to reward an extraordinary contribution to EPAM’s success at another “off-cycle” time. In accordance with its charter, the Compensation Committee has delegated authority to our CEO to make equity grants to employees, other than to our “officers” within the meaning of Section 16 of the Exchange Act and certain other key senior management personnel, up to a pre-authorized number of shares and subject to other limitations.

In 2016, incentive awards to our named executive officers consisted of 50% stock options and 50% restricted stock units, based on grant date fair value of the awards. The Compensation Committee determined that a combination of equity award types, including both restricted stock units and stock options, aligns with EPAM’s philosophy to retain and incentivize our named executive officers, while also reducing overall dilution to stockholders.

The primary purpose of these long-term equity-based awards is to provide our named executive officers with a personal financial interest in EPAM’s success through stock ownership, thus aligning our named executive officers’ interests with that of our stockholders, and to enhance their long-term commitment to EPAM. Our long-term equity incentive program is designed to provide awards that are highly aligned with stockholder return over time and incentivize the named executive officer to continue his or her employment with EPAM. Both our stock option awards and our awards of restricted stock units typically require vesting periods to be completed before options may be exercised or restricted stock units vest. Because the exercise price of an option and the restricted stock unit value is set at fair market value at the time of grant, the value of stock options and ownership of our Common Stock increases when the market value of our Common Stock increases. Through the service-based vesting and forfeiture provisions that we include in these equity-based awards, we believe that we provide an additional incentive to our leadership to act in furtherance of our long-term success and our stockholders’ interests.

In 2016, each of our named executive officers received a grant of stock options and a grant of restricted stock units, each of which vest over a four-year period in equal annual tranches. The value of the stock options and restricted stock units granted to each named executive officer was determined by the Board or the Compensation Committee. In making its determinations, the Board or the Compensation Committee considered the recommendations of our CEO for all named executive officers other than himself. The amounts of each award were similar to prior years, with adjustments to reflect corporate and individual performance. Mr. Dobkin’s equity compensation awards in 2016 were intended to maintain our CEO’s overall compensation at a level that better reflects his sustained individual performance and experience and continued to alleviate to some degree internal compensation compression. In addition, the equity award reinforces the alignment of our CEO’s interests with those of our stockholders. Our CEO has a significant ownership stake in EPAM, but the Board determined that Mr. Dobkin’s demonstrated commitment to delivering stockholder value is strengthened by linking a portion of his overall compensation to the performance of EPAM’s stock.

Other Broad-based Employee Benefits

We provide retirement, health and other broad-based benefits as another component of our overall compensation scheme. We have established a 401(k) retirement plan, which is a tax-qualified self-funded retirement plan, in which our U.S. employees, including our U.S.-based named executive officers, may participate. Under this plan, employees may elect to defer their current compensation up to the statutory limit. We provide discretionary matching contributions to the plan up to a maximum of 2% of the employee’s eligible compensation.

We currently make available to our U.S. employees, including our U.S.-based named executive officers, group health insurance (including medical, dental and vision), long- and short-term disability, group life, AD&D and paid time off. Mr. Fejes receives statutory benefits required by Swiss law.

We do not maintain any defined benefit pension plans or any nonqualified deferred compensation plans.

We do not provide any perquisites to our named executive officers because we believe that our compensation objectives are better achieved through the compensation elements described above. However, the use of perquisites may be reevaluated in the future as necessary to ensure that we can attract and retain qualified executives.

Other Employment Arrangements

On November 2, 2016, Anthony Conte indicated that he intends to resign as the Company’s Senior Vice President, Chief Financial Officer and Treasurer, and as part of facilitating a smooth transition, we have entered into a transition agreement with Mr. Conte, which provides for the following terms. Mr. Conte will continue to serve as CFO until August 10, 2017, or an earlier date the Board selects upon identifying successor, and Mr. Conte will train his successor. We will continue to provide Mr. Conte his base salary and continued health benefits, each at its current level, until August 10, 2017, unless he voluntarily terminates his employment. Mr. Conte received his 2016 annual bonus on the same terms as other executives, and if Mr. Conte remains employed through August 10, 2017, we will pay him a bonus for the 2017 partial year of $125,000. In the event Mr. Conte voluntarily terminates his employment prior to August 10, 2017, he will receive a pro-rated bonus for 2017. Mr. Conte has not and will not receive equity grants in 2017. Upon his departure on August 10, 2017, Mr. Conte’s outstanding, unvested options that would have vested prior to March 31, 2018, will vest and his outstanding restricted stock units that would have settled prior to March 31, 2018, will settle. If Mr. Conte’s employment terminates due to his death or disability, he will receive all of the benefits described above as if he had remained employed until August 10, 2017. In order to receive the benefits described above, Mr. Conte will execute a standard release of claims and his transition agreement provides for restrictive covenants, including a covenant not to compete with EPAM for one year after his termination.

In connection with Mr. Peterson’s appointment as Chief Financial Officer, on March 16, 2017, the Company entered into an offer letter agreement with Mr. Peterson with the following terms. Mr. Peterson will be paid an annual base salary of $350,000 and will have an annual target bonus of $200,000. Mr. Peterson will receive an initial equity grant of evenly split restricted stock units and stock options equal to $1,3000,000 of value, of which $600,000 of value will be a sign on equity grant and $700,000 of value will be Mr. Peterson’s annual grant for 2017. Starting in 2018, Mr. Peterson will have an annual opportunity to receive an equity grant, under the terms of the 2015 Plan, with a target value of equity awards equal to $700,000. Provided that he executes a standard release of claims and one year non-compete agreement, in the event of a termination of his employment without Cause or for Good Reason (each, as defined in the form of restricted stock unit award agreement currently filed with the SEC) between his start date and the two year anniversary of his start date, Mr. Peterson will receive severance equal to 12 months base salary and accelerated vesting of 50% of his then outstanding equity. Mr. Peterson will be eligible to participate in other compensation plans or arrangements available to our U.S.-based employees.

Compensation Risk Assessment

Our management team has reviewed our compensation policies and practices for all of our employees with the Compensation Committee and our Board. The Board has determined, based on this review, that our compensation policies and practices are not reasonably likely to have a material adverse effect on our Company. The Compensation Committee determined and our Board concurred that for all employees, including our named executive officers, our compensation programs do not encourage excessive risk taking and instead encourage behaviors that support sustainable value creation for our stockholders.

Tax Deductibility

Section 162(m) of the Internal Revenue Code (“Section 162(m)”) imposes a $1 million limit on the deductibility of compensation paid to each of the chief executive officer and the three other most highly compensated executive officers (other than the chief financial officer) of a public company, unless such compensation qualifies as “performance-based.” While we generally intend to maximize the tax deductibility of compensation paid to executive officers covered under Section 162(m), the Compensation Committee may nevertheless authorize awards or payments that do not qualify as “performance-based compensation” under Section 162(m) if doing so is in the best interests of the Company. Additionally, no assurance can be given that awards or payments intended to qualify as “performance-based compensation” will in fact be so qualified. To qualify as “performance-based” compensation, the award or payment must be based on objective, pre-established performance criteria approved by stockholders or otherwise qualify as “performance-based” under Section 162(m).

Summary Compensation Table

The following table sets forth information regarding the compensation of our named executive officers for services rendered to us in all capacities for 2016, and for those who were named executive officers during such periods, 2015 and 2014.

Name and principal position	Year	Salary($)		Bonus($)	Stock awards($)(1)	Option awards($)(1)	All other compensation($)		Total($)
Arkadiy Dobkin President and Chief Executive Officer	2016	$437,500		$222,833	$1,041,298	$999,804			$2,701,435
	2015	$400,000		$500,000	$613,800	$1,202,500			$2,716,300
	2014	$350,000		$250,000	$513,280	$1,233,600			$2,346,880

Anthony Conte Senior Vice President, Chief Financial Officer and Treasurer	2016	$310,000		$166,988	$416,491	$399,912			$1,293,391
	2015	$280,000		$250,000	$245,520	$481,000			$1,256,520
	2014	$220,000		$150,000	$128,320	$308,400			$806,720

Balazs Fejes Senior Vice President and Co-Head of Global Business	2016	$292,326	(2)	$176,138	$468,605	$449,919	$22,631	(2)	$1,409,619
	2015	$184,000	(3)		$245,520	$481,000	$416,206	(3)	$1,326,726
	2014	$193,304	(4)		$128,320	$308,400	$327,614	(4)	$957,638

Boris Shnayder Senior Vice President and Co-Head of Global Business	2016	$257,500		$125,813	$312,404	$299,946			$995,663

Elaina Shekhter, Chief Marketing Officer	2016	$257,500		$139,156	$312,404	$299,946			$1,009,006
	2015	$250,000		$200,000	$214,830	$420,875			$1,085,705

(1)	The amounts in these columns represent the aggregate grant date fair value of the stock and option awards granted to our named executive officers in the years provided, computed in accordance with FASB ASC Topic 718. We provide information regarding the assumptions used to calculate the value of these stock-based compensation awards in Note 14 to the audited consolidated financial statements included in our 2016 Annual Report on Form 10-K. There can be no assurance that these awards will vest or will be exercised (in which case no value will be realized by the individual), or that the value upon vesting or exercise, as applicable, will approximate the aggregate grant date fair value.
(2)	Mr. Fejes provides services to the Company partially in his capacity as a consultant and partially in his capacity as an employee. For 2016, the amount in the column “Salary” represents salary paid to Mr. Fejes directly in his capacity as an employee ($291,902 of which was paid in Swiss francs and $424 of which was paid in Hungarian forints). The amount in the “All other compensation” column represents a fixed consulting fee, paid in euros directly to Mr. Fejes’ direct employer, Redlodge Holdings Limited. For 2016, the applicable exchange rates used were $1.02 per Swiss franc, $0.0036 per Hungarian forint and $1.11 per euro based on the average exchange rates from www.oanda.com.
(3)	For 2015, the amount in the column “Salary” represents salary paid to Mr. Fejes directly in his capacity as an employee ($183,605 of which was paid in Swiss francs and $395 of which was paid in Hungarian forints). The amount in the “All other compensation” column represents a fixed consulting fee ($91,206, paid in euros) and a variable consulting fee ($325,000, paid in U.S. dollars), both paid directly to Mr. Fejes’ direct employer, Redlodge Holdings Limited. For 2015, the applicable exchange rates used were $1.04 per Swiss franc, $0.0036 per Hungarian forint and $1.1101 per euro based on the average exchange rates from www.oanda.com.

(4)	For 2014, the amount in the column “Salary” represents salary paid to Mr. Fejes directly in his capacity as an employee ($192,787 of which was paid in Swiss francs and $517 of which was paid in Hungarian forints). The amount in the “All Other Compensation” column represents a fixed consulting fee ($127,614, of which $90,802 was paid in euros and $36,812 was paid in U.S. dollars) and a variable consulting fee ($200,000), paid in U.S. dollars, which were paid directly to Mr. Fejes’ direct employer, Redlodge Holdings Limited. For 2014, the applicable exchange rates used were $1.0929 per Swiss franc, $0.0043 per Hungarian forint and $1.3271 per euro based on the average exchange rates from www.oanda.com.

Grants of Plan-Based Awards

The following table sets forth information regarding grants of plan-based awards to our named executive officers for the year ended December 31, 2016.

Name	Grant date	Award Approval Date(1)	All other stock awards: Number of shares of stock or units(#)	All other option awards: Number of securities underlying options(#)	Exercise or base price of option awards($/Sh)	Grant date fair value of stock and option awards(2)

Arkadiy Dobkin	3/25/2016	3/11/2016		41,026	$70.52	$999,804
	3/25/2016	3/11/2016	14,766			$1,041,298

Anthony Conte	3/25/2016	3/11/2016		16,410	$70.52	$399,912
	3/25/2016	3/11/2016	5,906			$416,491

Balazs Fejes	3/25/2016	3/11/2016		18,462	$70.52	$449,919
	3/25/2016	3/11/2016	6,645			$468,605

Boris Shnayder	3/25/2016	3/11/2016		12,308	$70.52	$299,946
	3/25/2016	3/11/2016	4,430			$312,404

Elaina Shekhter	3/25/2016	3/11/2016		12,308	$70.52	$299,946
	3/25/2016	3/11/2016	4,430			$312,404

(1)	Our Board of Directors approved the grants of stock options and restricted stock units to Mr. Dobkin, Mr. Conte, Mr. Fejes and Ms. Shekhter on March 11, 2016. The Compensation Committee of the Board of Directors approved Mr. Shnayder’s grant on March 11, 2016, prior to his designation as an “officer” pursuant to Section 16 of the Exchange Act.
(2)	The amounts in this column represent the aggregate grant date fair value of the stock and option awards granted to our named executive officers in 2016, computed in accordance with FASB ASC Topic 718. We provide information regarding the assumptions used to calculate the value of these stock based compensation awards in Note 14 to the audited consolidated financial statements included in our 2016 Annual Report on Form 10-K. There can be no assurance that these awards will vest or will be exercised (in which case no value will be realized by the individual), or that the value upon vesting or exercise, as applicable, will approximate the aggregate grant date fair value.

Narrative Disclosure Relating to Summary Compensation Table and Grants of Plan Based Awards Table

We do not typically enter into formal employment or consultancy, change of control or other similar agreements with named executive officers. We believe in mutual trust, loyalty and commitment between EPAM and our named executive officers, and that employment agreements are not necessary to achieve our goals and meet our named executive officers’ needs. We believe that this assertion is supported by the long tenure of several of our named executive officers and our success in adding new executives to our leadership. We did, however, provide Mr. Shnayder with an employment offer letter, and Mr. Fejes has an employment agreement with our Swiss subsidiary as required by Swiss law. In addition, as described under “Other Employment Arrangements” above, we have entered into a transition agreement with our CFO, Anthony Conte, in order to facilitate a smooth transition upon his resignation, which we expect to occur in the third quarter of 2017.

A portion of Mr. Fejes’ compensation is in the form of consulting fees paid to his direct employer, Redlodge Holdings Limited. However, equity awards are and have been granted directly to Mr. Fejes.

Prior to joining EPAM in July 2015, Mr. Shnayder accepted an offer of employment from EPAM on terms set forth in his June 20, 2015 employment offer letter. The employment offer letter describes the basic terms of Mr. Shnayder’s employment with EPAM, including his initial compensation levels and equity awards granted at the time of hire. The terms and conditions set forth in Mr. Shnayder’s offer letter are in line with those offered to EPAM personnel generally, except that Mr. Shnayder and EPAM agreed to a retention incentive such that if he remains employed with EPAM on the fourth anniversary of the start of his employment, all of Mr. Shnayder’s unvested annual equity awards granted prior to such date shall accelerate and vest.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding the holdings of stock options and stock awards that remained outstanding as of December 31, 2016 for each of our named executive officers.

Name	Option awards						Stock awards
	Number of securities underlying unexercised options(#) exercisable		Number of securities underlying unexercised options(#) unexercisable		Option exercise price($)	Option expiration date	Number of shares or units of stock that have not vested(#)		Market value of shares or units of stock that have not vested($)(1)

Arkadiy Dobkin	40,000	(2)	40,000	(2)	$32.08	3/31/2024
	12,500	(3)	37,500	(3)	$61.38	3/23/2025
			41,026	(4)	$70.52	3/25/2026
							30,266	(5)	$1,946,406

Anthony Conte	15,000				$16.80	3/19/2022

	3,250	(6)	3,250	(6)	$23.04	5/24/2023

	5,000	(2)	10,000	(2)	$32.08	3/31/2024

	5,000	(3)	15,000	(3)	$61.38	3/23/2025

			16,410	(4)	$70.52	3/25/2026

							10,906	(5)	$701,365

Balazs Fejes	79,600				$4.63	8/13/2020
	11,200				$16.80	3/19/2022
	12,000	(6)	4,000	(6)	$23.36	5/29/2023
	10,000	(2)	10,000	(2)	$32.08	3/31/2024
	5,000	(3)	15,000	(3)	$61.38	3/23/2025
			18,462	(4)	$70.52	3/25/2026
							11,645	(5)	$748,890

Boris Shnayder	15,000	(7)	45,000	(7)	$74.11	7/31/2025

			12,308	(4)(8)	$70.52	3/25/2026

							15,680	(5)(8)	$1,008,381

Elaina Shekhter	2,800				$16.80	3/19/2022
	4,000	(6)	4,000	(6)	$23.04	5/24/2023
	5,022	(2)	10,000	(2)	$32.08	3/31/2024
	4,375	(3)	13,125	(3)	$61.38	3/23/2025
			12,308	(4)	$70.52	3/25/2026
							9,055	(5)	$582,327

(1)	The closing market price of our Common Stock on the New York Stock Exchange on December 31, 2016 was $64.31.
(2)	The option became exercisable as to 25% of the total grant on each of March 31, 2015 and 2016, and will become exercisable as to 25% of the total grant on each of March 31, 2017 and 2018.
(3)	The option became exercisable as to 25% of the total grant on March 23, 2016, and will become exercisable as to 25% of the total grant on each of March 23, 2017, 2018 and 2019.
(4)	The option will become exercisable as to 25% of the total grant on each of March 25, 2017, 2018, 2019 and 2020.
(5)	Represents restricted stock units awarded in 2014 that are scheduled to vest as to 25% of the shares on each of March 31, 2017 and 2018; restricted stock units awarded in 2015 that are scheduled to vest as to 25% of the shares on each of March 23, 2017, 2018 and 2019; and restricted stock units awarded in 2016 that are scheduled to vest as to 25% of the shares on each of March 25, 2017, 2018, 2019 and 2020.
(6)	The option became exercisable as to 25% of the total grant on each of March 19, 2014, 2015 and 2016, and will become exercisable as to 25% of the total grant on March 19, 2017.
(7)	The option became exercisable as to 25% of the total grant on July 31, 2016, and will become exercisable as to 25% of the total grant on each of July 31, 2017, 2018 and 2019.
(8)	Pursuant to Mr. Shnayder’s employment offer letter with EPAM, if Mr. Shnayder remains employed with EPAM on the fourth anniversary of the start of his employment (i.e. July 1, 2019), all of Mr. Shnayder’s unvested annual equity awards granted prior to such date shall then accelerate and vest.

Options Exercised and Stock Vested

The following table sets forth information regarding the exercise of stock options and shares acquired upon vesting of stock awards by our named executive officers during the year ended December 31, 2016.

	Option awards			Stock awards
Name	Number of shares acquired on exercise(#)	Value realized on exercise($)		Number of shares acquired on vesting(#)	Value realized on vesting($)
Arkadiy Dobkin	—	—		6,500	$475,530	(2)
Anthony Conte	5,000	$271,981	(1)	2,000	$145,410	(2)
Balazs Fejes	55,000	$3,872,400	(1)	2,000	$145,410	(2)
Boris Shnayder	—	—		3,750	$263,400	(2)
Elaina Shekhter	—	—		1,875	$136,568	(2)

(1)	Represents the weighted average sale price of shares acquired on exercise of options during 2016. All options reflected were sold via cashless exercise.
(2)	Calculated based on the closing market price of EPAM common stock on the vesting dates (March 23, 2016 and March 31, 2016, and for Mr. Shnayder, July 31, 2016).

Potential Payments on Termination and Change of Control

As discussed above under “Narrative Disclosure Relating to Summary Compensation Table and Grants of Plan-Based Awards Table,” we do not generally enter into severance arrangements with our named executive officers, nor do we maintain any plans or arrangements that provide our named executive officers with cash severance or other cash payments in connection with a termination of his or her employment with EPAM or a change of control of EPAM. In addition, EPAM does not provide excise tax gross-ups to any of our named executive officers, and the 2015 Plan expressly prohibits us from providing such gross-ups.

Equity awards granted to our named executive officers under our 2012 Long Term Incentive Plan (the “2012 Plan), under which awards were made until June 2015, and under the 2015 Plan, under which 2016 awards were made, may forfeit or accelerate in certain circumstances relating to termination of employment or change of control as follows:

•	Upon a termination of service for cause, any unvested restricted stock units and any unexercised portion of the option (both vested and unvested) forfeit as of the termination date.

•	Upon a termination of service due to death or disability, any unvested restricted stock units and any unvested portion of the option forfeit as of the termination date. Any vested portion of the option will remain exercisable until the earlier of one year following the termination date and the expiration date of the option, unless the Compensation Committee determines that the option should be exercisable to some greater extent or remain exercisable for some longer period (but not after the tenth anniversary of the grant date).

•	Upon a termination of service by EPAM (or an affiliate) without cause, or by the executive for good reason, in each case within two years after a change of control for option awards under the 2012 Plan or within one year after a change of control for awards under the 2015 Plan, the unvested portion of the option will vest in full, and the option will remain exercisable until the earlier of 90 days after the termination date and the expiration date of the option.

•

Restricted stock units awarded prior to 2015 were not subject to any accelerated vesting provisions in connection with a change of control. However, for restricted stock units awarded in 2015, the award agreements provide for “double-trigger” accelerated vesting upon a change of control, such that outstanding unvested awards will only accelerate upon a termination of employment by EPAM (or an affiliate) without cause, or by the executive for good reason, in each case within two years after a change of control. The 2015 Plan specifically provides for “double-trigger” accelerated vesting upon a change of control, such that outstanding unvested awards will accelerate upon a terminate of employment by EPAM (or an affiliate) without cause, or by the holder for good reason, in each case within one year after the change of control.

•	Upon termination of service for any other reason, any unvested restricted stock units and any unvested portion of the option forfeit as of the termination date. Any vested portion of the option will remain exercisable until the earlier of 90 days following the termination date and the expiration date of the option, unless the Compensation Committee determines that the option should be exercisable to some greater extent or remain exercisable for some longer period (but not after the tenth anniversary of the grant date).

The following table sets forth the estimated value of the acceleration of unvested equity awards held by each of our named executive officers assuming a termination of service by EPAM or an affiliate without cause or by the named executive officer for good reason, in each case within two years after a change of control. For restricted stock units, the amounts shown below exclude awards made prior to 2015, as those awards do not contain any acceleration of vesting relating to a change of control. The amounts shown in the table below assume that such termination occurred on December 31, 2016 and within two years following a change of control for option awards made under the 2012 Plan, and within one year following a change of control for awards made under the 2015 Plan.

Name	Value of Accelerated Unvested Stock Options Upon Qualifying Termination After Change of Control(1)(2)	Value of Accelerated Unvested Restricted Stock Units Upon Qualifying Termination After Change of Control(3)	Total

Arkadiy Dobkin	$1,399,075	$1,431,926	$2,831,001

Anthony Conte	$500,378	$572,745	$1,073,123

Balazs Fejes	$530,050	$620,270	$1,150,320

Boris Shnayder	$0	$1,008,381	$1,008,381

Elaina Shekhter	$525,836	$453,707	$979,543

(1)	The value associated with the acceleration of outstanding stock options is based on the closing market price of a share of our Common Stock as of December 31, 2016 ($64.31 per share) minus the applicable exercise price.
(2)	Options granted to Mr. Shnayder in July 2015 and to all named executive officers in March 2016 are not included in the value set forth in this column because the exercise price is higher than the closing market price of a share of our Common Stock on December 31, 2016.
(3)	The value associated with the acceleration of eligible unvested restricted stock units is based on the closing market price of a share of our Common Stock as of December 31, 2016 ($64.31 per share).

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than 10% of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of EPAM. Directors, executive officers and greater than 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of the reports filed during fiscal year 2016 and on written representations from our directors and executive officers, we believe that, during fiscal year 2016, all directors, executive officers, and persons who own more than 10% of a registered class of our equity securities timely complied with all Section 16(a) filing requirements applicable to them.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee, which is composed entirely of independent directors, has selected Deloitte & Touche LLP, independent registered public accounting firm, to audit our financial statements for the fiscal year ending December 31, 2017. Representatives from Deloitte & Touche LLP will be in attendance at the Annual Meeting to respond to any appropriate questions and will have the opportunity to make a statement, if they so desire.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

None.

Fees to Independent Registered Public Accounting Firm

The following table summarizes the fees incurred by the Deloitte Entities and billed to us for each of the last two fiscal years for audit services, and billed to us in each of the last two fiscal years for audit related, tax and other services:

	2016	2015
	(in thousands)
Audit Fees	$2,549	$2,309
Audit-Related Fees	220	132
Tax Fees	202	111
All Other Fees	0	2

Total Fees	$2,971	$2,554

Audit Fees. Audit Fees consist of fees billed by Deloitte Entities for professional services rendered in connection with the audit and quarterly reviews of our audited consolidated financial statements.

Audit-Related Fees. Audit-Related Fees consist of fees billed for professional services rendered in connection with ISAE3400 audits, foreign statutory audits, and consents issued in the current year.

Tax Fees. Tax Fees primarily consist of fees billed for professional services rendered in connection with transfer pricing studies and consulting services.

All Other Fees. All Other Fees consist of subscription fees.

Pre-Approval of Services

In accordance with its charter and our pre-approval policies and procedures for audit/non-audit services, in general our Audit Committee is required to pre-approve all audit and audit-related services and permitted non-audit services, including the terms of all engagements, involving estimated fees exceeding $100,000 to be performed by our independent registered public accounting firm. In addition, the Chair of the Audit Committee, Mr. Ronald P. Vargo, is authorized to pre-approve any other audit and non-audit services on behalf of the Audit Committee, provided these decisions are presented to the Audit Committee at its next regularly scheduled meeting. Before the start of each fiscal year, the Audit Committee also establishes specific categories of audit and non-audit services that are expected to be performed during that fiscal year by the Deloitte Entities and establishes maximum dollar limits for the aggregate fees of each of those categories of services. The Deloitte Entities may be engaged for such services pursuant to our pre-approval policies and procedures, provided that such services do not otherwise need to be approved by the Audit Committee under the pre-approval policies and procedures, and such services are reported to the Audit Committee at its next regularly scheduled meeting.

As part of its review, the Audit Committee considers whether any non-audit services will, or may potentially, impact the independence of our independent registered public accounting firm. The Audit Committee pre-approved all audit and non-audit services provided to EPAM by the Deloitte Entities in fiscal years 2016 and 2015. None of the services described in the table above were exempt from the pre-approval requirement set forth in the SEC rules and regulations.

PROPOSAL 1:

ELECTION OF DIRECTORS

We are soliciting proxies in favor of the re-election of the three director nominees identified below. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the director nominees named below to serve for a three-year term expiring at the annual meeting of stockholders to be held in 2020.

If any nominee is unable or declines to serve as director at the time of the Annual Meeting, an event that we do not currently anticipate, proxies will be voted for any nominee designated by the Board to fill the vacancy. As of the date of this Proxy Statement, the Board has no reason to believe that either person named below will be unable or unwilling to serve as a nominee or as a director, if elected.

Directors

Upon recommendation of the Nominating and Corporate Governance Committee, the Board has nominated each of Peter Kuerpick, Ronald P. Vargo and Jill B. Smart for election as Class II directors at the Annual Meeting. These directors will hold office until the annual meeting of stockholders in 2020, or until their respective successors have been elected and qualified. The director nominees have consented to being named in this Proxy Statement as nominees for election as director and have agreed to serve as directors if elected. We did not pay a fee to any third party to identify or evaluate any potential nominees.

Please see the discussion under “Board of Directors” in this Proxy Statement for information concerning each of our nominees for director.

Vote Required

Directors are elected by a plurality of the votes of the shares of our Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote.

Recommendation

The Board recommends a vote FOR each of the director nominees as Class II directors.

PROPOSAL 2:

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Deloitte & Touche LLP, an independent registered public accounting firm, to audit our financial statements for the fiscal year ending December 31, 2017. In deciding to engage Deloitte & Touche LLP, the Audit Committee noted that there were no auditor independence issues raised with Deloitte & Touche LLP.

The Board of Directors recommends that stockholders ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm. Ratification of the selection of Deloitte & Touche LLP by stockholders is not required by law. However, as a matter of good corporate practice, such selection is being submitted to the stockholders for ratification at the Annual Meeting. If the stockholders do not ratify the selection, the Board and the Audit Committee will reconsider whether or not to retain Deloitte & Touche LLP, but may, in their discretion, retain Deloitte & Touche LLP. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such change would be in the best interests of EPAM and its stockholders.

The Audit Committee reviews audit and non-audit services performed by Deloitte & Touche LLP, as well as the fees charged by Deloitte & Touche LLP for such services. In its review of non-audit service fees, the Audit Committee considers, among other things, the possible effect of the performance of such services on the auditor’s independence. Additional information concerning the Audit Committee and its activities with Deloitte & Touche LLP can be found in the following sections of this Proxy Statement: “Corporate Governance – Committees of the Board – Audit Committee” and “Report of the Audit Committee.” For additional information about Deloitte & Touche LLP, see “Independent Registered Public Accounting Firm” elsewhere in this Proxy Statement.

Vote Required

Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm requires the affirmative vote of a majority of the shares present and entitled to vote at the Annual Meeting in person or by proxy.

Recommendation

The Board recommends a vote FOR the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ended December 31, 2017.

PROPOSAL 3:

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

In accordance with Section 14A of the Exchange Act, we are providing our stockholders with the opportunity to vote to approve, on an advisory and non-binding basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the SEC’s rules.

As described in detail under the heading “Executive Compensation — Compensation Discussion and Analysis,” our executive compensation programs are designed and individually tailored to attract, motivate, and retain our named executive officers, each of whom is critical to our success. The components of our executive compensation programs encourage performance in support of our organizational strategy, and reward our named executive officers based on Company performance and the objective and subjective evaluation of individual performance. EPAM’s equity plans are intended to align compensation with the long-term interests of our stockholders. Please read the “Executive Compensation — Compensation Discussion and Analysis” for additional details about our executive compensation programs, including information about the fiscal year 2016 compensation of our named executive officers. The Board of Directors and the Compensation Committee believe that the policies procedures described and explained in “Executive Compensation – Compensation Discussion and Analysis” are effective in achieving our goals and that the compensation of our named executive officers reported in this Proxy Statement has supported and contributed to EPAM’s recent and long-term success.

Accordingly, we are asking our stockholders to indicate their support for our named executive officer compensation as described in this Proxy Statement by voting “FOR” the adoption of the following resolution:

“RESOLVED, that the compensation paid to the named executive officers of EPAM Systems, Inc., as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. While this advisory vote on executive compensation is non-binding, the Board of Directors and the Compensation Committee will carefully assess the voting results and may consult directly with stockholders to better understand any issues or concerns raised through the stockholder vote.

Vote Required

The advisory vote to approve executive compensation requires the affirmative vote of a majority of the shares present and entitled to vote at the Annual Meeting in person or by proxy.

Recommendation

The Board of Directors recommends that you vote FOR approval of our executive compensation.

HOUSEHOLDING

As permitted by applicable law, we intend to deliver only one copy of certain of our documents, including proxy statements, annual reports, notices of Internet availability of proxy materials and information statements, to stockholders residing at the same address, unless such stockholders have notified us of their desire to receive multiple copies thereof. Any such request should be directed to EPAM Systems, Inc., 41 University Drive, Suite 202, Newtown, Pennsylvania 18940, Attention: Ginger Mosier, General Counsel and Corporate Secretary, or by telephone at (267) 759-9000 ext. 64588. We undertake to deliver separate copies of these documents promptly upon such written or oral request. Stockholders who currently receive multiple copies of these documents at their address and would like to request householding of their communications should contact their broker.

STOCKHOLDER PROPOSALS FOR THE 2018 ANNUAL MEETING

If a stockholder wishes to present a proposal to be included in our proxy statement for our 2018 Annual Meeting of Stockholders (the “2018 Annual Meeting”), the proponent and the proposal must comply with these instructions and the proxy proposal submission rules of the SEC. One very important requirement is that the proposal be received by our Corporate Secretary no later than December 28, 2017, based on an anticipated mailing date of this Proxy Statement date of April 27, 2017, pursuant to SEC Rule 14a-8. Proposals we receive after that date will not be included in the Proxy Statement for the 2018 Annual Meeting. We urge stockholders to submit proposals by certified mail, return receipt requested.

A stockholder proposal not included in our Proxy Statement for the 2018 Annual Meeting will be ineligible for presentation at the 2018 Annual Meeting unless the stockholder gives timely notice of the proposal in writing to our Corporate Secretary at our principal executive offices at EPAM Systems, Inc., 41 University Drive, Suite 202, Newtown, Pennsylvania 18940, Attention: Ginger Mosier, General Counsel and Corporate Secretary. In order to be timely under our bylaws, in the case of an annual meeting of the stockholders, such notice must be received by the Secretary no later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary date of the preceding year’s annual meeting of stockholders. Therefore, for a stockholder to give timely notice and be eligible for presentation at the 2018 Annual Meeting, notice must be received by the Corporate Secretary no earlier than February 6, 2017 and no later than March 8, 2017. If the next annual meeting is called for a date that is more than 30 days before or more than 70 days after that anniversary date, notice by the stockholder in order to be timely must be received no earlier than 120 days prior to such annual meeting nor later than 70 days prior to such annual meeting or the 10th day following the day on which public announcement is first made by us of the date of such meeting.

Stockholder nominations for the election of directors at a special meeting of the stockholders must be received by our Corporate Secretary no earlier than 120 days prior to such special meeting nor later than the later of 90 days prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of such special meeting.

A stockholder’s notice to our Corporate Secretary must be in proper written form and must include the information and consents required by our bylaws related to the stockholder giving the notice, the beneficial owner (if any) on whose behalf the nomination or proposal is made and each person whom the stockholder proposes to nominate for election as a director or the business desired to be brought before the meeting.

You may obtain a copy of the current rules for submitting stockholder proposals from the SEC at U.S. Securities and Exchange Commission, Division of Corporation Finance, 100 F Street, NE, Washington, DC 20549 or through the SEC’s website at www.sec.gov. A copy of the full text of the bylaw provisions discussed above may be obtained by writing to our Corporate Secretary at EPAM Systems, Inc., 41 University Drive, Suite 202, Newtown, Pennsylvania 18940, Attention: Ginger Mosier, General Counsel and Corporate Secretary.

OTHER MATTERS

We know of no other matters to be submitted at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the proxy holders to vote the shares they represent in accordance with their best judgment, unless you direct them otherwise in your proxy instructions.

Whether or not you intend to be present at the Annual Meeting, we urge you to submit your signed proxy promptly.

By Order of the Board of Directors of EPAM Systems, Inc.:

/s/ Ginger L. Mosier
Ginger L. Mosier Senior Vice President, General Counsel and Corporate Secretary

Newtown, Pennsylvania

April 27, 2017

APPENDIX A:

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO COMPARABLE GAAP MEASURES

EPAM SYSTEMS, INC. AND SUBSIDIARIES

(in thousands, except percent and per share amounts)

(Unaudited)

EPAM supplements results reported in accordance with United States generally accepted accounting principles, referred to as GAAP, with non-GAAP financial measures. Management believes these measures help illustrate underlying trends in EPAM’s business and uses the measures to establish budgets and operational goals, communicated internally and externally, for managing EPAM’s business and evaluating its performance. Management also believes these measures help investors compare EPAM’s operating performance with its results in prior periods. Because EPAM’s reported non-GAAP financial measures are not calculated according to GAAP, these measures are not comparable to GAAP and may not be comparable to similarly described non-GAAP measures reported by other companies within EPAM’s industry. Consequently, EPAM’s non-GAAP financial measures should not be evaluated in isolation or supplant comparable GAAP measures, but, rather, should be considered together with the information in EPAM’s condensed consolidated financial statements, which are prepared according to GAAP.

The table below presents a reconciliation of income from operations and net income as reported on our consolidated statements of income and comprehensive income to non-GAAP income from operations and non-GAAP net income, and GAAP diluted earnings per share to non-GAAP earnings per share for the fiscal years ended December 31, 2016 and 2015.

	Year ended December 31, 2016			Year ended December 31, 2015
	GAAP	Adjustments	Non-GAAP	GAAP	Adjustments	Non-GAAP
Cost of revenues (exclusive of depreciation and amortization)(1)	$737,186	$(16,619)	$720,567	$566,913	$(13,695)	$553,218
Selling, general and administrative expenses(2)	$264,658	$(33,331)	$231,327	$222,759	$(32,871)	$189,888
Income from operations(3)	$133,696	$58,120	$191,816	$105,967	$52,723	$158,690
Operating margin	11.5%	5.0%	16.5%	11.6%	5.8%	17.4%
Net income(4)	$99,266	$55,184	$154,450	$84,456	$44,097	$128,553
Diluted earnings per share(5)	$1.87		$2.90	$1.62		$2.47

Notes:

Items (1) through (4) above are detailed in the table below with the specific cross-reference noted next to the appropriate line item.

	Year Ended December 31,
	2016	2015

Stock-based compensation expenses - non-acquisition related	$16,619	$13,695

Total adjustments to GAAP cost of revenues(1)	16,619	13,695

Stock-based compensation expenses - Acquisition related	12,884	18,690
Stock-based compensation expenses - All other	19,741	13,448
Other acquisition-related expenses	706	733

Total adjustments to GAAP selling, general and administrative expenses(2)	33,331	32,871

Amortization of purchased intangible assets	8,170	5,416
One-time charges	—	741

Total adjustments to GAAP income from operations(3)	$58,120	$52,723

Foreign exchange loss/(gain)	12,078	4,628
Tax effect on non-GAAP adjustments	(15,014)	(13,254)

Total adjustments to GAAP net income(4)	$55,184	$44,097

(5)	There were no adjustments to GAAP average diluted common shares outstanding during the years ended December 31, 2015 and 2014.

0                ⬛

EPAM SYSTEMS, INC.

PROXY

ANNUAL MEETING OF STOCKHOLDERS JUNE 6, 2017

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF EPAM SYSTEMS, INC.

The undersigned stockholder of EPAM Systems, Inc., a Delaware corporation (“EPAM”), hereby appoints Ginger Mosier and Kate Pytlewski, or either of them, with full power to act alone, the true and lawful attorneys-in-fact of the undersigned, with full power of substitution and revocation, to act as proxies to vote all shares of common stock of EPAM that the undersigned is entitled to vote at the Annual Meeting of Stockholders of EPAM to be held at EPAM’s corporate offices located at 41 University Drive, Newtown, Pennsylvania, 18940, on Tuesday, June 6, 2017 at 10:00 a.m. EDT and at any adjournment or postponement thereof, with all powers the undersigned would possess if personally present, as stated on the reverse side hereof.

(Continued and to be signed on the reverse side.)

⬛ 1.1	14475 ⬛

ANNUAL MEETING OF STOCKHOLDERS OF

EPAM Systems, Inc.

June 6, 2017

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement, proxy card and Annual Report on Form 10-K are available at http://www.astproxyportal.com/ast/17464/

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i  Please detach along perforated line and mail in the envelope provided.  i

⬛ 20330300000000000000 3	060617

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR ALL NOMINEES” IN THE ELECTION OF DIRECTORS,
“FOR” PROPOSALS 2 AND 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. To elect three (3) Class II directors listed in the accompanying proxy statement to hold office for a three year term or until their successors are elected and qualified.						FOR	AGAINST	ABSTAIN
				2.	To ratify the appointment of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2017.	☐	☐	☐
NOMINEES:
☐ ☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	¡ Ronald P. Vargo ¡ Jill B. Smart ¡ Dr. Peter Kuerpick
						FOR	AGAINST	ABSTAIN
				3.	To approve, on an advisory and non-binding basis, the compensation for our named executive officers as disclosed in this Proxy Statement.	☐	☐	☐
In their discretion the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: 🌑

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE DIRECTIONS OF THE UNDERSIGNED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED:

•  “FOR ALL NOMINEES” FOR DIRECTOR DESCRIBED IN PROPOSAL 1

•  “FOR” PROPOSAL 2

•  “FOR” PROPOSAL 3

IF ANY OTHER BUSINESS IS PRESENTED AT THE ANNUAL MEETING, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BEST JUDGMENT OF THE NAMED ATTORNEYS-IN-FACT.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

⬛	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	⬛